Report of the Board of Directors
In 2010, the international financial markets and the global economy showed signs of improvements. In addition, the economies in the Nordic-Baltic region started to recover. Towards the end of the year uncertainty in the financial markets increased again due to higher sovereign risk, particularly in Europe.
In June, NIB’s Board of Governors decided to increase the Bank’s capital base to EUR 6,142 million. A larger capital base adds to the Bank’s lending capacity, which had become constrained after high disbursements in 2007—2009. Additional capital allows NIB to continue its lending operations at more or less the same pace as in the last few years. It is expected that the demand for long-term financing will remain high in the coming years. The decision of the Board of Governors to increase the Bank’s capital base by EUR 2 billion entered into force as of 16 February 2011 after all member countries had completed their national procedures. The Board of Directors proposes resuming the payment of dividends in the future.
The demand persisted during the year and loans approved by the Board of Directors reached EUR 2,310 million whereas agreed loans reached EUR 1,763 million. At the same time, among the Bank’s customers there was an improvement in the liquidity situation while investment activity remained low. This was reflected in disbursements, which were at EUR 1,274 million. The decrease was also attributable to high lending activity during the previous years, which had consumed the inventory of agreed loans as the Bank had to hold back on new approvals.
NIB’s operational results for 2010 in terms of core earnings* amounted to EUR 217 million, up from EUR 192 million during the same period in 2009. Positive value adjustments on financial instruments accounted for EUR 27 million. Impairments to the loan book amounted to EUR 38 million in 2010. NIB’s profit amounted to EUR 211 million.
Strategic focus
With the increased capital NIB is better equipped to assist the Nordic and Baltic countries in supporting competitiveness and protecting the environment. In the context of the decision, increasing attention was given to high mandate compliance and the need to focus the Bank’s activities in order for the Bank to provide a high added value. In concrete terms, high mandate compliance is most likely when financing projects in the Bank’s focus sectors: energy; environment; transport, logistics and communications; and innovation. Similarly, a more explicit strong mandate contribution will be required of new projects.
Several steps were taken during the year to increase NIB’s ability to meet the requirements for high mandate compliance.
A business strategy for energy sector lending was established. The objective of the strategy is to ensure that energy projects financed by NIB provide high mandate fulfilment for the Bank while taking into account member country energy priorities and ensuring good risk quality. Within the energy sector, the emphasis will be on renewable energy forms, energy efficiency, increased integration and security of supply.
Within the environmental field, the Board of Directors decided to extend by EUR 1 billion the CLEERE lending facility, which supports actions to combat and adapt to climate change. All in all, EUR 1.6 billion out of EUR 2 billion framework was allocated by the end of 2010. The Baltic Sea Environment Financing Facility (BASE) has a framework of EUR 500 million, out of which EUR 138 million was allocated by the end of 2010. Five projects were approved and six tentatively approved under the Baltic Sea Trust Fund managed jointly by NIB and NEFCO.
As regards transport, logistics and communications, the work has proceeded in relation to setting up a secretariat for Northern Dimension Partnership on Transport and Logistics (NDPTL) to be hosted by NIB. The Agreement on the NDPTL secretariat was signed by all the eleven states involved and the Bank. The secretariat should start functioning in early 2011.
The Board of Directors decided in 2009 that NIB will further sharpen its geographical focus by intensifying its cooperation with a limited number of non-member countries which offer the highest potential in terms of project participant interest and mandate fulfilment. In line with this decision, more detailed country strategies were developed for NIB’s operations in the neighbouring Baltic Sea region, including Poland, Russia and Ukraine, and in some of the major emerging economies, such as Brazil, China and India. A framework agreement (FA) was signed with Belarus which will enable NIB to finance environmental projects in that country.
The revised Host Country Agreement (HCA) was signed by the parties in October and the Finnish parliament approved it in December.
The Chairmanship of the Board rotates among the member countries every two years. Madis Üürike ended his two-year term on 1 June 2010, when Jesper Olesen took over the Chairmanship.
Key figures

(in EUR million)	2010	2009	2008

Net interest income	234	219	212
Profit/loss on financial operations	39	178	-387
Loan impairments	38	43	79
Core earnings*	217	192	189
Profit/loss	211	324	-281
Equity	2,262	2,050	1,730
Total assets	24,898	22,423	22,620
Solvency ratio (equity/total assets %)	9.1%	9.1%	7.6%

*	Core earnings consist of the profit before adjustments to hedge accounting, realised and unrealised gains/losses of the trading portfolio, credit losses and reversals thereof.
Activities
Demand continued to persist for NIB loans in 2010, a fact reflected in the total amount of new loans approved by the Board (EUR 2,310 million). The Bank signed 39 loan agreements during the year for a total of EUR 1,763 million, compared to EUR 1,417 million during the same period in 2009.
The disbursement of loans decreased to EUR 1,274 million, compared to EUR 1,954 million during the same period in 2009. This was partly due to the improved liquidity situation in the economy in combination with low investment activity. NIB was also somewhat restrained in granting and signing of new loans during 2007—2009, as these were rapidly turned into disbursements and NIB had a capital constraint.
In line with the efforts to achieve high mandate compliance, two thirds of the Bank’s lending was allocated into its focus sectors: energy; environment; transport, logistics and communications; and innovation.
In 2010, environment-related lending accounted for 28% of agreed loans. The Bank participated in a number of projects for new wind, hydropower and biomass plants. Energy efficiency projects, including energy conservation in buildings, were also targeted.
In the other parts of the energy sector, investments aimed at securing the generation and transmission capacity, as well as improving the distribution systems were prioritised by the Bank. Lending was directed to smart metering and electricity distribution investments. Energy investments accounted for 22% of the loans agreed during the year.
Transport, logistics and communication accounts for 12% of agreed loans.
Loans were allocated for sustainable rail transport, including commuter rail, as well as airport development.
The innovation sector accounted for 6% of agreed loans focusing on research and development.

Small projects were targeted through intermediary banks and regional IFIs (17% of agreed loans). Other sectors accounted for 15%.
In total, 73% of the lending was targeted inside the membership area.
NIB continued to closely monitor the Bank’s loan portfolio in order to identify and mitigate possible problems among existing borrowers. A temporary work-out unit dealt with loans which were watch-listed or subject to work-out.
NIB fulfilled its funding plan for 2010 by borrowing total funding of EUR 4.1 billion and maintained its position as a leading Nordic benchmark issuer. During the year, the Bank undertook two USD benchmarks. In January, NIB issued a successful 3-year USD 1 billion benchmark, which was the tightest 3-year primary benchmark transaction of 2010 among the supranational institutions. In May, NIB issued a 5-year primary USD benchmark, which was upsized to USD 1.25 billion due to strong demand. In total, 65 transactions were carried out in 11 different currencies, with USD being the most important currency, representing nearly 60% of last year’s new funding.
The funding costs turned out to be lower compared to last year and NIB’s funding cost is considered to be very competitive. In the financial market, the price development of NIB’s bonds followed the supranational institutions situated in Washington. During the first months of the year, NIB’s bonds outperformed the bonds of both sovereign and supranational institutions which are located in or have exposure to Southern Europe. In the latter part of 2010, the financial markets normalised and NIB’s bonds again traded in line with the European peer group.
During the year, the overall liquidity was at a record high level for a number of reasons: large payment obligations at the beginning of 2011, a large amount of received cash collateral from swap counterparties and a delay in loan disbursements. At the end of the year, operational net liquidity stood at EUR 4,213.2 million.
It is the Bank’s target to ensure a sufficient level of liquidity to be able to continue disbursing new loans and fulfil all payment obligations for one year forward, without necessitating additional funding.
Lending

(In EUR million unless otherwise specified)	2010	2009	2008

Energy	383	253	—
Environment	498	415	—
Transport, logistics and communication	216	327	—
Innovation	102	139	—
Financial intermediaries	308	144	—
Others	257	140	—
Loans agreed, total	1,763	1,417	2,707
Member countries	1,284	1,201	2,027
Non-member countries	479	216	680
Number of loan agreements, total	39	40	53
Member countries	28	33	40
Non-member countries	11	7	13
Loans outstanding and guarantees	13,780	13,775	13,079
Member countries	11,019	10,901	10,160
Non-member countries	2,761	2,874	2,920
Repayments and prepayments	1,807	1,343	1,467
New method of collecting statistics for focus sectors was used for 2009-10. The statistics based on agreed loans includes loan programs which will be allocated to focus sectors only after the amounts have been disbursed. The focus sector share for disbursed loans was 78% in 2010.

Financial activities

(In EUR million)	2010	2009	2008

New debt issues	4,120	4,137	4,681
Debts evidenced by certificates at year-end	19,944	17,998	17,549
Number of borrowing transactions	65	71	59
Number of borrowing currencies	11	10	13
Financial results
NIB’s net interest income amounted to EUR 234 million, which corresponds to an increase of EUR 15 million compared to 2009. The administrative expenses for the period amounted to EUR 31 million. NIB’s underlying business for 2010 in terms of core earnings* continues its increase to EUR 217 million, compared to EUR 192 million for the corresponding period in 2009.
NIB’s profit normalised to EUR 211 million, of which net profit on financial operations accounted for EUR 39 million. Valuation profits on financial instruments amounted to EUR 27 million compared with the extraordinarily high figure of the previous year (EUR 137 million). Impairments to the loan book amounted to EUR 38 million in 2010 (EUR 43 million in 2009).
The Bank’s total assets at the end of the period was EUR 25 billion, up from EUR 22 billion at the end of 2009. The outstanding loan stock was EUR 14 billion.
Risk management
Overall, the quality of the Bank’s portfolios remained high in 2010, despite the continued weakness of the economy and the problems encountered by some counterparties. The share of the weakest risk classes decreased slightly from year-end 2009. The credit quality of the treasury portfolio improved during the year. Portfolios were well-balanced in both their geographical and sectoral distribution, as well as in their degree of concentration regarding exposure to individual counterparties.
The Bank continued to emphasise follow-up measures on its customers and counterparties during 2010.
Outlook
NIB expects the economic recovery in the member countries to continue. Due to central bank operations, liquidity will be ample in the financial markets. However, the supply of long-term financing remains constrained partly due to expected new regulatory requirements. The volatility in the financial market, related to increased sovereign risks, is also likely to continue.
In these circumstances, NIB will direct its efforts to projects which have high mandate compliance. The Bank’s focus sectors have large potential in this respect, but they are still suffering from low investment activity in the aftermath of the financial crisis. NIB also expects to continue to have good access to funding in the financial markets.

*	Core earnings consist of the profit before adjustments to hedge accounting, realised and unrealised gains/losses of the trading portfolio, credit losses and reversals thereof.

Proposal by the Board of Directors to the Board of Governors
The Board of Directors’ proposal with regard to the financial results for the year 2010 takes into account the need to keep the Bank’s ratio of equity to total assets at a secure level, which is a prerequisite for maintaining the Bank’s high creditworthiness.
In accordance with section 11 of the Statutes of the Bank, the profit for 2010 of EUR 210,832,171.72 is to be allocated as follows:
- EUR 210,832,171.72 is transferred to the General Credit Risk Fund as a part of equity;
- no transfer is made to the Special Credit Risk Fund for Project Investment Loans;
- no transfer is made to the Statutory Reserve. The Statutory Reserve amounts to
EUR 683,045,630.31 or 16.5% of the Bank’s authorised capital stock as of 31 December 2010 and 11.1% of the Bank’s authorised capital stock after the capital increase which took effect on 16 February 2011; and
- no dividends be made available to the Bank’s member countries.
Read more in the statement of comprehensive income, statement of financial position, changes in equity and cash flow statement, as well as in the notes to the financial statements.
Helsinki, 3 March 2011
Jesper Olesen
Rolandas Krišciunas
Madis Üürike
Kristina Sarjo
Þorsteinn Þorsteinsson
Edmunds Krastinš
Heidi Heggenes
Erik Åsbrink
Johnny Åkerholm
President and CEO

Statement of comprehensive income 1 January—31 December

EUR 1,000	Note	2010	2009

Interest income		429,649	603,038
Interest expense		-195,999	-384,040

Net interest income	(1), (2), (22)	233,650	218,998

Commission income and fees received	(3)	12,070	8,909
Commission expense and fees paid		-2,423	-2,843
Net profit/loss on financial operations	(4)	39,317	177,754
Foreign exchange gains and losses		2,822	-733

Operating income		285,436	402,085

Expenses
General administrative expenses	(5), (22)	31,381	30,601
Depreciation	(9), (10)	4,735	5,074
Impairment of loans	(6), (8)	38,489	42,511

Total expenses		74,604	78,186

PROFIT/LOSS FOR THE YEAR		210,832	323,900

Value adjustments on the available-for-sale portfolio		514	-3,533

Total comprehensive income		211,346	320,367
The Nordic Investment Bank’s accounts are kept in euro.

Statement of financial position at 31 December

EUR 1,000		Note	2010	2009

		(1), (18), (19), (20) ,
ASSETS		(21)
Cash and cash equivalents		(17), (23)	2,725,570	973,837

Financial placements		(17)
Placements with credit institutions			130,262	84,954
Debt securities		(7)	5,074,778	5,659,220
Other			26,238	19,999

			5,231,278	5,764,173

Loans outstanding		(8), (17)	13,771,286	13,762,661
Intangible assets		(9)	5,158	6,703
Tangible assets, property and equipment		(9)	31,888	33,457

Other assets		(11), (17)
Derivatives			2,717,942	1,463,803
Other assets		(22)	37,357	28,789

			2,755,299	1,492,592

Payments to the Bank’s reserves, receivable			5,280	17,758
Accrued interest and fees receivable			372,071	372,289

TOTAL ASSETS			24,897,830	22,423,470

		(1), (18), (19), (20) ,
LIABILITIES AND EQUITY		(21)
Liabilities
Amounts owed to credit institutions		(17), (22)
Short-term amounts owed to credit institutions		(23)	1,131,200	452,395
Long-term amounts owed to credit institutions			144,130	201,052

			1,275,330	653,447

Debts evidenced by certificates		(12), (17)
Debt securities issued			19,709,566	17,775,437
Other debt			234,476	222,117

			19,944,042	17,997,553
Other liabilities		(13), (17)
Derivatives			1,116,684	1,423,870
Other liabilities			5,816	7,747

			1,122,500	1,431,617

Accrued interest and fees payable			294,303	290,544

Total liabilities			22,636,174	20,373,161

Equity
Authorised and subscribed capital	4,141,903
of which callable capital	-3,723,302

EUR 1,000		Note	2010	2009

Paid-in capital	418,602	(14)	418,602	418,602
Reserve funds		(15)
Statutory Reserve			683,046	670,568
General Credit Risk Fund			550,757	340,857
Special Credit Risk Fund PIL			395,919	281,919
Payments to the Bank’s reserves, receivable			5,280	17,758
Other value adjustments			-2,780	-3,294
Profit/loss for the year			210,832	323,900

Total equity			2,261,656	2,050,310

TOTAL LIABILITIES AND EQUITY			24,897,830	22,423,470

Collateral and commitments		(16)
The Nordic Investment Bank’s accounts are kept in euro.

Changes in equity

					Payments
					to the
					Bank’s
					Statutory
			General	Special	Reserve	Appropriation		Profit/loss
	Paid-in	Statutory	Credit Risk	Credit Risk	and credit	to dividend	Other value	for the
EUR 1,000	capital	Reserve	Fund	Fund PIL	risk funds	payment	adjustments	period	Total

EQUITY AT 31 DECEMBER 2008	418,602	656,770	622,131	281,919	31,556	0	239	-281,273	1,729,943

Appropriations between reserve funds			-281,273					281,273	0

Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		13,798			-13,798				0
Comprehensive income for the year							-3,533	323,900	320,367

EQUITY AT 31 DECEMBER 2009	418,602	670,568	340,857	281,919	17,758	0	-3,294	323,900	2,050,310

Appropriations between reserve funds			209,900	114,000				-323,900	0
Paid-in capital									0
Called in authorised and subscribed capital									0
Payments to the Bank’s Statutory Reserve and credit risk funds, receivable		12,478			-12,478				0
Comprehensive income for the year							514	210,832	211,346

EQUITY AT 31 DECEMBER 2010	418,602	683,046	550,757	395,919	5,280	0	-2,780	210,832	2,261,656

Proposed appropriation of the year’s profit/loss	2010	2009

Appropriation to Statutory Reserve	—	—
Appropriations to credit risk reserve funds
General Credit Risk Fund	210,832	209,900
Special Credit Risk Fund PIL	—	114,000
Appropriation to dividend payment	—	—

PROFIT/LOSS FOR THE YEAR	210,832	323,900

The Nordic Investment Bank’s accounts are kept in euro.

Cash flow statement 1 January—31 December

EUR 1,000	Note	Jan–Dec 2010	Jan–Dec 2009

Cash flows from operating activities
Profit/loss from operating activities		210,832	323,900

Adjustments:
Market value adjustment, trading portfolio		-26,871	-135,915
Depreciation and write-down in value of tangible and intangible assets		4,735	5,074
Change in accrued interest and fees (assets)		212	-5,699
Change in accrued interest and fees (liabilities)		3,759	-42,364
Impairment of loans		38,489	42,511
Adjustment to hedge accounting		-5,029	-37,661
Other adjustments to the year’s profit		-39	-36

Adjustments, total		15,257	-174,090

Lending
Disbursements of loans		-1,274,234	-1,953,924
Repayments of loans		1,806,725	1,326,496
Realised impairment losses on loans		—	16,630
Capitalisations, redenominations, index adjustments, etc.		-237	-865
Transfer of loans to other financial placements		—	8,584
Transfer of loans to claims in other assets		—	64,423
Exchange rate adjustments		-533,249	-204,805

Lending, total		-996	-743,461

Cash flows from operating activities, total		225,093	-593,651

Cash flows from investing activities
Placements and debt securities
Purchase of debt securities		-3,253,162	-2,934,459
Sold and matured debt securities		3,898,729	2,292,851
Placements with credit institutions		-45,227	-3,182
Other financial placements		-5,355	-9,369
Exchange rate adjustments, etc.		-46,940	-2,580

Placements and debt securities, total		548,045	-656,739

Other items
Acquisition of intangible assets		-1,197	-2,505
Acquisition of tangible assets		-424	-807
Change in other assets		1,774	-130,076

Other items, total		154	-133,388

Cash flows from investing activities, total		548,199	-790,127

Cash flows from financing activities
Debts evidenced by certificates
Issues of new debt		4,120,271	4,136,814
Redemptions		-4,444,943	-3,644,632
Exchange rate adjustments		1,785,787	281,597

Debts evidenced by certificates, total		1,461,116	773,780

EUR 1,000	Note	Jan–Dec 2010	Jan–Dec 2009

Other items
Long-term placements from credit institutions		-56,922	121,945
Change in swap receivables		-764,456	118,636
Change in swap payables		-350,647	-487,173
Change in other liabilities		-1,931	2,543
Paid-in capital and reserves		12,478	13,798

Other items, total		-1,161,479	-230,251

Cash flows from financing activities, total		299,636	543,529

CHANGE IN NET LIQUIDITY	(23)	1,072,929	-840,249

Opening balance for net liquidity		521,442	1,361,690
Closing balance for net liquidity		1,594,370	521,442

Additional information to the statement of cash flows
Interest income received		429,867	597,339
Interest expense paid		-192,240	-426,403
The cash flow statement has been prepared using the indirect method and cash flow items cannot be directly concluded from the statements of financial positions.
The Nordic Investment Bank’s accounts are kept in euro.

Notes to the financial statements
ACCOUNTING POLICIES
General operating principles
The operations of the Nordic Investment Bank (hereinafter called the Bank or NIB) are governed by an agreement among the governments of Denmark, Estonia, Finland, Iceland, Latvia, Lithuania, Norway and Sweden (hereinafter called the member countries), and the Statutes adopted in conjunction with that agreement. NIB is an international financial institution that operates in accordance with sound banking principles. NIB finances private and public projects which have high priority with the member countries and the borrowers. NIB finances projects both in and outside the member countries, and offers its clients long-term loans and guarantees on competitive market terms.
NIB acquires the funds to finance its lending by borrowing on international capital markets.
The authorised capital stock of the Bank is subscribed by the member countries. Any increase or decrease in the authorised capital stock shall be decided by the Board of Governors, upon a proposal of the Board of Directors of the Bank.
In the member countries, the Bank is exempt from payment restrictions and credit policy measures, and has the legal status of an international legal person, with full legal capacity. The Agreement concerning NIB contains provisions regarding immunity and privileges accorded to the Bank, e.g. the exemption of the Bank’s assets and income from taxation.
The headquarters of the Bank are located at Fabianinkatu 34 in Helsinki, Finland.
Significant accounting principles
Basis for preparing the financial statements
The Bank’s financial statements have been prepared in accordance with the International Financial Reporting Standards (IFRS), issued by the International Accounting Standards Board (IASB). The Bank’s accounts are kept in euro. With the exceptions noted below, they are based on historical cost.
Significant accounting judgements and estimates
As part of the process of preparing the financial statements, the Bank’s management is required to make certain estimates and assumptions that have an effect on the Bank’s profits, its financial position and other information presented in the Annual Report. These estimates are based on available information and the judgements made by the Bank’s management. Actual outcomes may deviate from the assessments made, and such deviations may at times be substantial.
The Bank uses various valuation models and techniques to estimate fair values of assets and liabilities. There are significant uncertainties related to these estimates in particular when they involve modelling complex financial instruments, such as derivative instruments used for hedging activities related to both borrowing and lending. The estimates are highly dependent on market data, such as the level of interest rates, currency rates and other factors. The uncertainties related to these estimates are reflected mainly in the statement of financial position. NIB undertakes continuous development in order to improve the basis for the fair value estimates, both with regard to modelling and market data. Changes in estimates resulting from refinements in assumptions and methodologies are reflected in the period in which the enhancements are first applied.
Recognition and derecognition of financial instruments
Financial instruments are recognised in the statement of financial position on a settlement date basis.
A financial asset is derecognised when the contractual rights to the cash flows from the financial asset expire.
A financial liability is removed from the statement of financial position when the obligation specified in the contract is discharged, cancelled or expires.
Foreign currency translation
Monetary assets and liabilities denominated in foreign currencies are recognised in the accounts at the exchange rate prevailing on the closing date. Non-monetary assets and liabilities are recognised in the accounts at the euro rate prevailing on the transaction date. Income and expenses recognised in currencies other than the euro are converted on a daily basis to the euro, in accordance with the euro exchange rate prevailing each day.
Realised and unrealised exchange rate gains and losses are recognised in the statement of comprehensive income.
The Bank uses the official exchange rates published for the euro by the European Central Bank. See Note 24.
Cash and cash equivalents, net liquidity
Cash and cash equivalents comprise monetary assets and placements with original maturities of 6 months or less, calculated from the date the acquisition and placements were made.
Net liquidity in the cash flow statement refers to the net amount of monetary assets, placements and liabilities with original maturities of 6 months or less calculated from the time the transaction was entered into.
Financial placements
Items recognised as financial placements in the statement of financial position include placements with credit institutions and in debt securities, for example, bonds and other debt certificates, as well as certain placements in instruments with equity features. The placements are initially recognised on the settlement date. Their subsequent accounting treatment depends on the purpose of the placements.
Financial assets held for trading are carried at fair value. Changes in fair value are recognised in the statement of comprehensive income. Held-to-maturity financial investments are carried at amortised cost. These financial assets are assessed on an ongoing basis for impairment.
Available-for-sale financial assets are measured at fair value. Unrealised value changes are recognised in “Equity” under the item “Comprehensive income for the year” as explained in Changes in equity.
Lending

The Bank may grant loans and provide guarantees under its Ordinary Lending or under special lending facilities. The special lending facilities, which carry member country guarantees, consist of Project Investment Loans (PIL) and Environmental Investment Loans (MIL).
Ordinary Lending includes loans and guarantees within and outside the member countries. The Bank’s Ordinary Lending ceiling corresponds to 250% of its authorised capital and accumulated general reserves and amounts to EUR 13,980 million following the allocations of the year’s profit in accordance with the Board of Directors’ proposal.
Project Investment Loans are granted for financing creditworthy projects in the emerging markets of Africa, Asia, Europe and Eurasia, Latin America and the Middle East. The Bank’s Statutes permit loans to be granted and guarantees to be issued under the PIL facility up to an amount corresponding to EUR 4,000 million. The member countries guarantee the PIL loans up to a total amount of EUR 1,800 million. The Bank, however, will assume 100% of any losses incurred under an individual PIL loan, up to the amount available at any given time in the Special Credit Risk Fund for PIL. Only thereafter would the Bank be able to call the member countries’ guarantees according to the following principle: the member countries guarantee 90% of each loan under the PIL facility up to a total amount of EUR 1,800 million. Payment under the member countries’ guarantees takes place at the request of the Board of Directors, as provided for under an agreement between the Bank and each individual member country.
The Bank is authorised to grant special Environmental Investment Loans up to the amount of EUR 300 million, for the financing of environmental projects in the areas adjacent to the member countries. The Bank’s member countries guarantee 100% of the MIL facility.
The Bank’s lending transactions are recognised in the statement of financial position at the time the funds are transferred to the borrower. Loans are recognised initially at historical cost, which corresponds to the fair value of the transferred funds including transaction costs. Loans outstanding are carried at amortised cost. If the loans are hedged against changes in fair value by using derivative instruments, they are recognised in the statement of financial position at fair value, with value changes recognised in the statement of comprehensive income. Changes in fair value are generally caused by changes in market interest rates.
Impairment of loans and receivables
The Bank reviews its problem loans and receivables at each reporting date to assess whether an allowance for impairment should be recorded in the statement of comprehensive income. In particular, judgement by management is required in the estimation of the amount and timing of future cash flows when determining the level of allowance required. Such estimates are based on assumptions about a number of factors and actual results may differ, resulting in future changes to the allowance.
Receivables are carried at their estimated recoverable amount. Where the collectability of identified loans is in doubt, specific impairment losses are recognised in the statement of comprehensive income. Impairment is defined as the difference between the carrying value of the asset and the net present value of expected future cash flows, determined using the instrument’s original effective interest rate where applicable.
In addition to specific allowances against individual loans, the Bank assesses the need to make a collective impairment test on exposures which, although not specifically identified as requiring a specific allowance, have a greater risk of default than when originally granted. This collective impairment test is based on any deterioration in the internal rating of the groups of loans or investments from the time they were granted or acquired. These internal ratings take into consideration factors such as any deterioration in counterparty risk, value of collaterals or securities received, and sectoral outlook, as well as identified structural weaknesses or deterioration in cash flows.
On the liabilities side, impairment is recognised in respect of the guarantees NIB has issued. The net cost of any calls made under guarantees and other similar commitments issued by NIB is likewise recognised in the statement of comprehensive income.
In the event that payments in respect of an ordinary loan are more than 90 days overdue, all of the borrower’s loans are deemed to be non-performing and consequently the need for impairment is assessed and recognised.
In the event that payments in respect of a PIL loan to a government or guaranteed by a government are more than 180 days overdue, all of the borrower’s loans are deemed to be non-performing. Whenever payments in respect of a PIL loan that is not to a government or guaranteed by a government are more than 90 days overdue, all of the borrower’s loans are deemed to be non-performing. Impairment losses are then recognised in respect of the part of the outstanding loan principal, interest, and fees that correspond to the Bank’s own risk for this loan facility at any given point in time.
Intangible assets
Intangible assets mainly consist of investments in software, software licenses and ongoing investments in new ICT systems. The investments are carried at historical cost, and are amortised over the assessed useful life of the assets, which is estimated to be between 3 and 5 years. The amortisations are made on a straight-line basis.
Tangible assets
Tangible assets in the statement of financial position include land, buildings, office equipment, and other tangible assets owned by the Bank. The assets are recognised at historical cost, less any accumulated depreciation based on their assessed useful life. No depreciations are made for land. The Bank’s office building in Helsinki is depreciated on a straight-line basis over a 40-year period. The Bank’s other buildings are depreciated over a 30-year period. The depreciation period for office equipment and other tangible assets is determined by assessing the individual item. The depreciation period is usually 3 to 5 years. The depreciations are calculated on a straight-line basis.
Write-downs and impairment of intangible and tangible assets
The Bank’s assets are reviewed annually for impairment. If there is any objective evidence of impairment, the impairment loss is determined based on the recoverable amount of the assets.
Borrowing
The Bank’s borrowing transactions are recognised in the statement of financial position at the time the funds are transferred to the Bank. The borrowing transactions are recognised initially at a cost that comprises the fair value of the funds transferred, less transaction costs. The Bank uses derivative instruments to hedge the fair value of virtually all its borrowing transactions. In these instances, the borrowing transaction is subsequently recognised in the statement of financial position at fair value, with any changes in value recognised in the statement of comprehensive income.
Securities delivered under repurchase agreements are not derecognised from the statement of financial position. Cash received under repurchase agreements are recognised in the statement of financial position as “Repurchase agreements”.
Derivative instruments and hedge accounting
The Bank’s derivative instruments are initially recognised on a trade-date basis at fair value in the statement of financial position as “Other assets” or “Other liabilities”.
During the time the Bank holds a derivative instrument, any changes in the fair value of such an instrument are recognised in the statement of comprehensive income, or directly in “Equity” as part of the item “Other value adjustments”, depending on the purpose for which the instruments were acquired. The value changes of derivative instruments that were not acquired for hedging purposes are recognised in the statement of comprehensive income. The accounting treatment for derivative instruments that were acquired for hedging purposes depends on whether the hedging operation was in respect of cash flow or fair value.

At the time the IAS 39 standard concerning hedge accounting was adopted, the Bank had a portfolio of floating rate assets, which had been converted to fixed rates using derivative contracts (swaps). This portfolio was designated as a cash flow hedge, but this specific type of hedging is no longer used for new transactions. In general, the Bank does not have an ongoing programme for entering into cash flow hedging, although it may choose to do so at any given point in time.
When hedging future cash flows, the change in fair value of the effective portion of the hedging instrument is recognised directly in “Equity” as part of the item “Other value adjustments” until the maturity of the instrument. At maturity, the amount accumulated in “Equity” is included in the statement of comprehensive income in the same period or periods during which the hedged item affects the statement of comprehensive income.
In order to protect NIB from market risks that arise as an inherent part of its borrowing and lending activities, the Bank enters into swap transactions. The net effect of the swap hedging is to convert the borrowing and lending transactions to floating rates. This hedging activity is an integral part of the Bank’s business process and is designed as a fair value hedge.
When hedging the fair value of a financial asset or liability, the derivative instrument’s change in fair value is recognised in the statement of comprehensive income together with the hedged item’s change in fair value in “Net profit on financial operations”.
Sometimes a derivative may be a component of a hybrid financial instrument that includes both the derivative and a host contract. Such embedded derivative instruments are part of a structured financing transaction that is hedged against changes in fair value by means of matching swap contracts. In such cases, both the hedged borrowing transaction and the hedging derivative instrument are recognised at fair value with changes in fair value in the statement of comprehensive income.
The hedge accounting is based on a clearly documented relationship between the item hedged and the hedging instrument. When there is a high (negative) correlation between the hedging instrument on the one hand and the value change on the hedged item or the cash flows generated by the hedged item on the other, the hedge is regarded as effective. The hedging relationship is documented at the time the hedge transaction is entered into, and the effectiveness of the hedge is assessed continuously.
Determination of fair value
The fair value of financial instruments, including derivative instruments that are traded in a liquid market, is the bid or offered closing price at balance sheet date. Many of NIB’s financial instruments are not traded in a liquid market, like the Bank’s borrowing transactions with embedded derivative instruments. These are measured at fair value using different valuation models and techniques. This process involves determining future expected cash flows, which can then be discounted to the balance sheet date. The estimation of future cash flows for these instruments is subject to assumptions on market data and in some cases, in particular where options are involved, even on the behaviour of the Bank’s counterparties. The fair value estimate may therefore be subject to large variations and may not be realisable in the market. Under different market assumptions the values could also differ substantially.
The Bank measures fair values using the following fair value hierarchy that reflects the significance of the inputs used in making the measurements:
Level 1: Quoted market price (unadjusted) in an active market for an identical instrument.
Level 2: Valuation techniques based on observable inputs, either directly (i.e. as prices) or indirectly (i.e. derived from prices). This category includes instruments valued using: quoted market prices in active markets for similar instruments; quoted prices for identical or similar instruments in markets that are considered less than active; or other valuation techniques where all significant inputs are directly or indirectly observable from market data.
Level 3: Valuation techniques using significant unobservable inputs. This category includes all instruments where the valuation technique includes inputs not based on observable data and the unobservable inputs have a significant effect on the instrument’s valuation. This category includes instruments that are valued based on quoted prices for similar instruments where significant unobservable adjustments or assumptions are required to reflect differences between the instruments.
See Note 17 for further details.
Equity
As of 31 December 2010, the Bank’s authorised and subscribed capital is EUR 4,141.9 million, of which the paid-in portion is EUR 418.6 million. Payment of the subscribed, non-paid-in portion of the authorised capital, that is, the callable capital, will take place at the request of the Bank’s Board of Directors to the extent that the Board deems it necessary for the fulfilment of the Bank’s debt obligations.
In June 2010, the Board of Governors decided to increase the Bank’s authorised capital by EUR 2 billion to EUR 6,141.9 million. The capital increase came into force on 16 February 2011 after all member countries had confirmed the increase.
The increase will be allocated to the callable portion of the authorised capital stock.
The Bank’s reserves have been built up by means of appropriations from the profits of previous accounting periods, and consist of the Statutory Reserve, as well as the General Credit Risk Fund and the Special Credit Risk Fund for PIL.
The Bank’s profits, after allocation to appropriate credit risk funds, are transferred to the Statutory Reserve until it amounts to 10% of NIB’s subscribed authorised capital. Thereafter, the Board of Governors, upon a proposal by the Bank’s Board of Directors, shall decide upon the allocation of the profits between the reserve fund and dividends on the subscribed capital.
The General Credit Risk Fund is designed to cover unidentified exceptional risks in the Bank’s operations. Allocations to the Special Credit Risk Fund for PIL are made primarily to cover the Bank’s own risk in respect of credit losses on PIL loans.
Interest
The Bank’s net interest income includes accrued interest on loans as well as accruals of the premium or discount value of financial instruments. Net interest income also includes swap fees and borrowing costs.
Fees and commissions
Fees collected when disbursing loans are recognised as income at the time of the disbursement, which means that fees and commissions are recognised as income at the same time as the costs are incurred. Commitment fees are charged on loans that are agreed but not yet disbursed, and are accrued in the statement of comprehensive income over the commitment period.
Annually recurrent costs arising as a result of the Bank’s borrowing, investment and payment transactions are recognised under the item “Commission expense and fees paid”.
Financial transactions
The Bank recognises in “Net profit on financial operations” both realised and unrealised gains and losses on debt securities and other financial instruments. Adjustments for hedge accounting are included.
Administrative expenses

The Bank provides services to its related parties, the Nordic Development Fund (NDF) and the Nordic Environment Finance Corporation (NEFCO). Payments received by the Bank for providing services at cost to these organisations are recognised as a reduction in the Bank’s administrative expenses. NIB receives a host country reimbursement from the Finnish Government equal to the tax withheld from the salaries of NIB’s employees. This payment reduces the Bank’s administrative expenses, as shown in Note 5.
Leasing agreements
Leasing agreements are classified as operating leases if the rewards and risks incident to ownership of the leased asset, in all major respects, lie with the lessor. Lease payments under operating leases are recognised on a straight-line basis over the lease term. The Bank’s rental agreements are classified as operating leases.
Employee pensions and insurance
The Bank is responsible for arranging pension security for its employees. In accordance with the Host Country Agreement between the Bank and the Finnish Government and as part of the Bank’s pension arrangements, the Bank has decided to apply the Finnish state pension system. Contributions to this pension system, which are paid to the Finnish State Pension Fund, are calculated as a percentage of salaries. The Finnish Government determines the basis for the contributions, and the Finnish State Treasury establishes the actual percentage of the contributions. See Note 5.
NIB has also provided its permanent employees with a supplementary pension insurance scheme arranged by a private pension insurance company. This is group pension insurance based on a defined contribution plan. The Bank’s pension liability is completely covered.
In addition to the applicable local social security systems, NIB has taken out a comprehensive accident, life and health insurance policy for its employees in the form of group insurance.
Segment information
Segment information and currency distribution in the notes are presented in nominal amounts. The adjustment to hedge accounting is presented as a separate item (except for Note 1, the primary reporting segment).
Reclassifications
The Bank reclassified Cash and cash equivalents in the financial statements during 2009. The renewed definition for Cash and cash equivalents is applied to investments with a maturity of less than 6 months. Previously placements in debt securities at floating interest rates, regardless of original maturity, were included in Cash and cash equivalents.
Following the amendment to IAS 39 issued in October 2008, permitting the reclassification of financial assets in certain restricted circumstances, the Bank decided to reclassify EUR 715 million of its trading portfolio assets into the held-to-maturity portfolio. This amendment has been applied retrospectively to commence on 1 September 2008. The reclassification has resulted in the cessation of fair value accounting for those assets previously designated as held for trading. The fair values of the assets at the date of reclassification became their new amortised cost and those assets will subsequently be accounted for on that measurement basis. The reclassified cost will be amortised over the instrument’s expected remaining lifetime through interest income using the effective interest method. See Note 7.
Some other minor reclassifications have been made. The comparative figures have been adjusted accordingly.

INTERNATIONAL FINANCIAL REPORTING STANDARDS AND INTERPRETATIONS
Standards, amendments and interpretations effective in 2010
Changes in standards revised by the IASB, effective for accounting periods on or after 1 January 2010, did not have a significant impact on the Bank’s financial statements.
Standards, amendments to published standards and interpretations that are not yet effective and have not been adopted early by the Bank:
IFRS 9, Financial Instruments: Classification and Measurement, is effective for accounting periods beginning on or after 1 January 2013. The standard simplifies the classification of financial assets into two categories, those that are measured at amortised cost and those that are fair valued. The Bank is currently considering the implications of the standard.
IAS 24, (Revised), Related Party Disclosures, is effective for accounting periods beginning on or after 1 January 2011. The definition of a related party is clarified and disclosure requirements for government-related entities are changed. The Bank’s initial interpretation is that IAS 24 will not have a significant impact on its financial statements.
A number of existing standards have been and will be revised by the IASB as part of the IFRS improvements project. The following standards are relevant to the Bank, but the Bank’s initial interpretation is that they will not have a significant impact on the Bank’s financial statements:
IAS 1, Presentation of Financial Statements (Discussion Paper, Preliminary Views on Financial Statement Presentation).
IAS 7, Statement of Cash Flows
IAS 17, Leases
IAS 36, Impairment of assets
IAS 38, Intangible Assets
IAS 39, Financial Instruments
IFRS 8, Operating Segments
FINANCIAL GUIDELINES AND RISK MANAGEMENT
NIB assumes a conservative approach to risk-taking. The Bank’s constituent documents require that loans be made in accordance with sound banking principles, that adequate security be obtained for the loans and that the Bank protect itself against the risk of exchange rate losses. The main risks, credit risk, market risk, liquidity risk and operational risk, are managed carefully with risk management closely integrated into the Bank’s business processes. As an international financial institution, NIB is not subject to any national or international banking regulations. However, the Bank’s risk management procedures are reviewed and refined on an ongoing basis in order to comply in substance with what the Bank identifies as the relevant market standards, recommendations and best practices. The Bank has chosen the Advanced Internal Ratings Based Approach as a benchmark, although the Bank is not subject to regulations based on the Basel Capital Accords.
Key risk responsibilities
The Board of Directors defines the overall risk profile of the Bank and the general framework for risk management by approving its financial policies and guidelines, including maximum limits for exposure to various types of risk. Credit approval is primarily the responsibility of the Board of Directors with some delegation of approval to the President for execution in the Credit Committee. The President is responsible for managing the risk profile of the Bank as a whole within the framework set by the Board of Directors, and for ensuring that the Bank’s aggregate risk is consistent with its financial resources. The Management Committee, Credit Committee and Finance Committee assist the President in carrying out risk management duties. The Management Committee has the overall responsibility for risk management. The risk management duties of the Credit Committee are focused on credit risk in the Bank’s lending operations. The Finance Committee deals with market risk and liquidity risk, as well as credit risk related to the Bank’s treasury operations.
The business functions, Lending and Treasury, are responsible for the day-to-day management of all risks assumed through their operations and for ensuring that an adequate return for the risks taken is achieved. Risk Management, Credit and Analysis, Compliance and Internal Audit are independent of the departments carrying out the Bank’s business activities. Risk Management has the overall responsibility for identifying, measuring, monitoring and reporting all types of risk inherent in the Bank’s operations. Credit and Analysis is responsible for assessing and monitoring credit risk in the Bank’s lending operations and it oversees that credit proposals are in compliance with established limits and policies. Internal Audit provides an independent evaluation of the controls, risk management and governance processes. The Compliance function assists the Bank in identifying, assessing, monitoring and reporting on compliance risk in matters relating to the institution, its operations and to personal conduct.
Credit risk
Credit risk is NIB’s main financial risk. Credit risk is the risk that the Bank’s borrowers and other counterparties fail to fulfil their contractual obligations and that any collateral provided does not cover the Bank’s claims. Following from NIB’s mandate and financial structure, most of the credit risk arises in the lending operations. The Bank’s credit policy forms the basis for all its lending operations. The credit policy aims at maintaining the Bank’s high quality loan portfolio and ensuring proper risk diversification as well as the enhancement of the Bank’s mission and strategy. The credit policy sets the basic criteria for acceptable risks and identifies risk areas that require special attention.
The Bank is also exposed to credit risk in its treasury activities, where credit risk derives from the financial assets and derivative instruments that the Bank uses for investing its liquidity and managing currency and interest rate risks as well as other market risks related to structured funding transactions.
Credit risk management
The Bank’s credit risk management is based on an internal credit risk rating system, a limit system based on the credit risk ratings and on a model for the calculation of economic capital for the management of portfolio-level credit risk. A primary element of the credit approval process is a detailed risk assessment, which also involves a risk-versus-return analysis. The risk assessment concludes with a classification of the risk of the counterparty and the transaction, expressed in terms of a counterparty risk rating and a transaction risk class.
Credit risk rating. The Bank assesses the creditworthiness of all counterparties that create credit risk exposure. Based on the assessment, a credit risk rating is assigned to each counterparty and a risk class to each transaction. The rating process is carried out through functions independent of the business-originating departments.
The Bank’s rating system is based on estimating the probability of default (PD) of a counterparty and the loss given default (LGD) on a transaction. The PD for the various counterparty types is derived from a combination of in-house expert judgement, scenario analyses, peer group comparisons and output from the Bank’s quantitative and qualitative rating models. For financial market counterparties the ratings assigned by the major international rating agencies are used as an additional reference. The counterparty is assigned a rating class on a scale of 1 to 20, with class 1 referring to the lowest probability of default and class 20 to the highest probability of default. In addition, two classes of default are applied. The first one indicates impairment and the second a non-performing status. Each transaction is also assigned a risk class reflecting the expected loss. The expected loss is the combined effect of the PD of the counterparty and the Bank’s estimate of the portion of the Bank’s claim that would not be recoverable if the counterparty defaults. The non-recoverable portion, i.e. the loss given default (LGD), is determined on the basis of benchmark values for unsecured transactions and by using a security rating tool for secured loans. The risk classes range from 1 to 20, so that risk class 1 refers to the lowest expected loss and class 20 to the highest expected loss. The counterparty ratings and the transaction risk classes form the basis for setting exposure limits, for the risk-based pricing of loans as well as for monitoring and reporting the Bank’s credit quality.

Limits on credit risk exposure. NIB applies a limit system in which maximum exposure to a counterparty is determined on the basis of the probability of default and the expected loss. The limits are scaled to the Bank’s equity and to the counterparty’s equity. To reduce large risk concentrations, the Bank applies portfolio-level limits for large counterparty exposure as well as sector and country limits. The Board of Directors sets the limits for maximum exposure.
Measurement of credit risk exposure. For loans and capital market investments, credit exposure is measured in terms of gross nominal amounts, without recognising the availability of collateral or other credit enhancement. Exposure to each counterparty is measured on a consolidated group level, i.e. individual counterparties that are linked to one another by ownership or other group affiliation, are considered as one counterparty.
The credit risk exposure of swaps is measured as the current market value plus an allowance for potential increases in exposure over the transaction’s lifetime (often referred to as potential exposure). The add-on for potential exposure reflects the fact that significant fluctuations in the swap’s value may occur over time. As a rule, NIB enters into the International Swaps and Derivatives Association (ISDA) contract with swap counterparties. This allows the netting of the obligations arising under all of the derivative contracts covered by the ISDA agreement in case of insolvency and, thus, results in one single net claim on, or payable to, the counterparty. Netting is applied for the measurement of the Bank’s credit exposure only in cases when it is deemed to be legally enforceable in the relevant jurisdiction and against a counterparty. The gross total market value of swaps at year-end 2010 amounted to EUR 2,394 million, compared to a value of EUR 1,604 million after applying netting (year-end 2009: EUR 1,582 million and EUR 857 million, respectively).
To further reduce the credit risk in derivatives, NIB enters into credit support agreements with its major swap counterparties. This provides risk mitigation, as the swap transactions are regularly marked-to-market and the party being the net obligor is requested to post collateral. The Bank strives to use unilateral credit support agreements under which the Bank does not have to post collateral. When credit support agreements are in place, NIB does not apply add-ons in the exposure calculation.
Economic capital. Economic capital is the amount of capital that the Bank needs in order to be able to absorb severe unexpected losses, with a defined level of certainty. As an international financial institution, the Bank is not subject to regulatory capital requirements. However, the Bank uses standards proposed by the Basel II Capital Accord as a benchmark for its risk management and economic capital framework. The Bank’s policy is to hold a level of capital required to maintain the AAA/Aaa rating.
The overall purpose of the Bank’s economic capital framework is to incorporate risk awareness throughout the business decision process. The economic capital model provides an aggregated view of the Bank’s risk position at a certain point in time, it allows capital to be allocated for the purpose of the risk-based pricing of loans and it is used for measuring the Bank’s risk-adjusted performance.
The Bank estimates its economic capital requirement for each of the main risks: credit risk, market risk and operational risk. When allocating economic capital for credit risk, the model uses the PD and LGD values arrived at in the internal rating process. The model recognises correlations between assets in various sectors and geographical regions, which enable it to take into account the positive impact of diversification and the negative impact of concentrations in the Bank’s portfolios. When estimating the total economic capital requirement, the model recognises correlations between the different types of risk (credit risk, market risk and operational risk).
Credit quality
Overall, the quality of the Bank’s aggregate credit exposure remained at a high level in 2010. Figure 39, “Loans outstanding and guarantees”, shows the distribution of the Bank’s lending exposure by type of security as of year-end 2010. The distribution of loans by security type is also presented in a table in Note 8. Figure 40, “Total exposure by NIB rating”, compares the quality of the Bank’s credit risks based on the credit risk classification system at year-end 2008, 2009 and 2010. Aggregate credit exposure includes lending and treasury exposure. Lending exposure refers to loans outstanding and loans agreed but not yet disbursed. A geographical and sectoral distribution of the Bank’s loans outstanding and guarantees is shown in Note 8. In the context of the Bank’s mission and mandate, the credit exposure continued to be fairly well balanced in terms of geographical and industrial sector distribution as well as regarding the distribution of the exposure by size.

The sum of the percentage shares may not total 100% due to rounding.
Lending in member countries. The quality of the loans granted in the member countries remained sound. Most of the portfolio—close to 84%—was located in the risk classes 1 to 10, compared to 81% the year before. Lending in the four weakest risk classes decreased to 0.2% of the portfolio from 1.5% in 2009. At year-end 2010 loans in the default category accounted for 2.3% of total lending in the member countries (2009: 1.1%). The default category contained six exposures to Finland and Iceland.
Lending in non-member countries. The quality of the portfolio of loans in non-member countries improved somewhat in 2010. Close to 77% of the portfolio comprised loans in the risk classes 1 to 10 (2009: 69%) The exposure to the four weakest credit risk classes amounted to 2.5% at year-end 2010 compared to 3.0% the year before. The default category remained unchanged at 0.4%.
Treasury counterparties. The credit quality of the counterparties in the Bank’s treasury operations remained stable in 2010. The exposure to the top four classes accounted for almost 65% of the total exposure (2009: 60%). The exposure in the default category was fairly unchanged at 1.8% (2009: 1.7%) comprising Lehman Brothers Inc. and the defaulted Icelandic banks.
Bank level. On an aggregate level, the Bank’s credit quality was maintained at a strong level. At year-end 2010 more than 32% (2009: 29%) of the credit exposure was in the lowest risk classes (1 to 4) and around 56% (2009: 56%) was in the risk classes 5 to 10. The exposure to the highest risk classes (17 to 20) was 0.4% compared to 1.2% at year-end 2009. At year-end 2010 exposures in the default category accounted for 1.8% of the aggregate credit exposure (2009: 1.2%).

Market risk
Market risk includes, inter alia, the risk that losses are incurred as a result of fluctuations in exchange rates and interest rates. NIB’s exposure to exchange rate risk occurs when translating assets and liabilities denominated in foreign currencies into the functional currency, the euro. The Bank funds its operations by borrowing in the international capital markets and often provides loans in currencies other than those borrowed, which unhedged would create currency mismatches in assets and liabilities. Furthermore, the funds borrowed often have interest rate structures other than those applied in the loans provided to the Bank’s customers. By using derivative instruments, NIB seeks to reduce its exposure to exchange rate risk and interest rate risk created in the normal course of business. The residual risk must be within the limits approved by the Board of Directors. Such limits are kept very narrow to accommodate the Statutes, which stipulate that the Bank shall, to the extent practicable, protect itself against the risk of exchange rate losses.
Exchange rate risk
Exchange rate risk is the impact of unanticipated changes in foreign exchange rates on the Bank’s assets and liabilities and on net interest income. The Bank measures and manages exchange rate risk in terms of the net nominal value of all assets and liabilities per currency on a daily basis (translation risk). The Board of Directors approves the limits for acceptable currency positions, i.e. the difference between assets and liabilities in a specific currency. The overnight exposure to any one currency may not exceed the equivalent of EUR 4 million. The currency positions are monitored against the established limits on a daily basis and reported regularly to the Finance Committee. NIB has filed proof of claims against the defaulted Icelandic banks. As a result of the filing, the claims were converted into ISK, which has caused a position in ISK exceeding the defined limit.
The Bank does not hedge future net interest income in foreign currency. Loans are provided primarily in euros, US dollars and Nordic currencies. Thus, there is a possibility that interest income in currencies other than euro may cause some fluctuation in the Bank’s future net income in euro terms. However, at present the Bank expects that any such potential fluctuations in the future cash flows from its current portfolio would be minor in relation to the Bank’s total assets and equity.
Interest rate risk
Interest rate risk is the impact that fluctuations in market interest rates can have on the value of the Bank’s interest-bearing assets and liabilities and on its net interest income. The Bank applies a set of limits and various tools to measure and manage interest rate risk. Maximum exposure limits are set by the Board of Directors. Compliance with these limits is monitored on a daily basis and reported regularly to the Finance Committee.
The Bank measures interest rate risk as the sensitivity of its interest income to a 1% change in interest rates. The Bank has defined both net and gross limits for the acceptable interest rate risk, with separate sub-limits for each individual currency. The limits are set in relation to the Bank’s equity and they are adjusted annually. In 2010, the net limit was EUR 21 million, corresponding to approximately 1% of NIB’s equity. At year-end 2010 the net interest rate risk was approximately EUR 7.6 million, or 36% of the limit (2009: EUR 7.0 million).
The Bank manages the interest rate risk in its own capital portfolio by means of modified duration. Modified duration measures how much the price of a security or portfolio of securities will change for a given change in interest rates. Generally, the shorter the duration, the less interest rate-sensitive the security. The current limit for the maximum modified duration of the own capital portfolio is set at 5.5 years.
Credit spread risk
The Bank is exposed to credit spread risk relating to the bonds held in its marked-to-market portfolios. Credit spread risk arises from changes in the value of debt instruments due to a perceived change in the credit quality of the issuers or underlying assets. The Bank manages the exposure to credit spread movements by calculating the sensitivity of the bonds in the marked-to-market portfolios to a 0.01% change in credit spreads. The Board of Directors sets the limit for maximum credit spread risk exposure. The limit, which is reviewed annually, is currently EUR 0.7 million. At year-end 2010, the exposure was EUR 0.39 million (year-end 2009: 0.45 million).
Value-at-Risk
The Bank monitors exchange rate risk and interest rate risk by calculating Value-at-Risk (VaR) for its investment portfolios, i.e. the own capital portfolio and the rate portfolio, as well as for the whole balance sheet. VaR estimates the potential future loss (in terms of market value) that will not be exceeded in a defined period of time and with a defined confidence level. For measuring value-at-risk, the Bank applies both a parametric method and the Monte Carlo method. Under the Monte Carlo method, simulations are made to estimate the sensitivity of the portfolios and the individual transactions to changes in the yield curve and exchange rates. The model is based on a 95% confidence level and a holding period of one day. At year-end 2010 the VaR of the own capital portfolio was EUR 6.1 million (2009: EUR 4.9 million).
Refinancing and reinvestment risk
Risk emanating from differences in the maturity profile of assets and liabilities is managed by monitoring against limits established for refinancing and reinvestment risk. Refinancing risk arises when long-term assets are financed with short-term liabilities. Reinvestment risk occurs when short-term assets are financed with long-term liabilities. Refinancing and reinvestment risk are measured by means of a sensitivity analysis. The analysis captures the impact on the Bank’s net interest income over time of a 0.1% change in the margin on an asset or liability. The limits for refinancing and reinvestment risk are set by the Board of Directors in relation to the Bank’s equity. The limits are reviewed annually. In 2010 the maximum limit for refinancing and reinvestment risk was EUR 31 million, approximately 1.5% of NIB’s equity. At year-end 2010 the refinancing and reinvestment risk was calculated to EUR 20.6 million (year-end 2009: EUR 16.3 million).
Liquidity risk
Liquidity risk is defined as the risk of losing earnings and capital due to an inability to meet obligations in a timely manner when they become due. Liquidity risk is categorised into two risk types:
*	Funding liquidity risk occurs when the Bank cannot fulfil its obligations because of an inability to obtain new funding.

*	Market liquidity risk occurs when the Bank is unable to sell or realise specific assets without significant losses in price.
The Bank manages the above risks by retaining access to funding and by possessing liquid assets. The target is diversification of funding sources and maintenance of the highest possible rating by the international rating agencies. The available liquidity should be large enough to cover expected obligations, on a rolling basis, for the coming 12 months, but not be larger than the expected obligations for the next 18 months. The liquidity is managed by the Treasury Department in different portfolios with distinct objectives in accordance with the Bank’s liquidity policy.
Operational risks
Operational risk can be broadly defined as any risk which is neither credit risk, market risk, strategic risk nor compliance risk. The Bank defines operational risk more precisely as the risk of direct or indirect losses or damaged reputation due to failure attributable to technology, employees, processes, procedures or physical arrangements, including external events and legal risks.
The Bank’s status as an international organisation with immunities and privileges granted to the Bank and its personnel, and the fact that the Bank is neither bound by nor under the supervision of any national laws as such, results in a specific need to address potential risks by adopting an extensive set of guidelines, regulations, rules and instructions governing the activities of the Bank and its staff. The Bank’s operational risk management policy is set by the Board of Directors. In 2010, the Bank adopted an operational risk management framework, which complements the policy and comprises the guiding principles for the identification, assessment, monitoring and control of the operational risks that the Bank faces or may face.
NIB’s operational risk management focuses on proactive measures in order to ensure business continuity, the accuracy of information used internally and reported externally, the expertise and integrity of the Bank’s personnel and its adherence to established rules and procedures as well as on security arrangements to protect the physical and ICT infrastructure of the Bank. The Bank attempts to mitigate operational risks by following strict rules for the assignment of duties and responsibilities among and within the business and support functions and by following a system of internal control and supervision. The main principle for organising work flows is to segregate business-generating functions from recording and monitoring functions. An important factor in operational risk mitigation is also the continuous development and upgrading of strategic information and communication systems.
Internal audit
Internal Audit is an independent function commissioned by the Board of Directors. The main responsibility of Internal Audit is to evaluate the controls, risk management and governance processes in the Bank. The Head of Internal Audit reports regularly to the Board of Directors and to the Control Committee and keeps the President regularly informed. The annual internal audit activity plan is approved by the Board of Directors. The internal audit activities are conducted in accordance with the International Standards for the Professional Practice of Internal Auditing.

(1) SEGMENT INFORMATION
Operating segments
The Bank determines and presents operating segments based on the information that internally is provided to the Management. Segment results that are reported to the Management include items directly attributable to a segment as well as other items allocated on a reasonable basis.
In its segment reporting, NIB divides its operations into two major segments: lending and treasury operations. Treasury operations consist of asset and liability management and portfolio management.

		Asset and				Asset and
		liability	Portfolio			liability	Portfolio
	Lending	management	management	Total	Lending	management	management	Total
(Amounts in EUR 1,000)	2010	2010	2010	2010	2009	2009	2009	2009

Net interest income	115,641	40,075	77,935	233,650	104,687	37,398	76,913	218,998
Commission income and fees received	11,747	323	—	12,070	8,650	259	—	8,909
Commission expense and fees paid	—	-2,423	—	-2,423	—	-2,843	—	-2,843
Net profit on financial operations	343	38,956	18	39,317	-1	172,660	5,095	177,754
Foreign exchange gains and losses	—	2,822	—	2,822	—	-733	—	-733
Administrative expenses	-27,299	-1,201	-2,881	-31,381	-26,884	-989	-2,728	-30,601
Depreciation	-3,031	-1,193	-511	-4,735	-3,248	-1,278	-548	-5,074
Impairment of loans	-38,489	—	—	-38,489	-42,511	—	—	-42,511
Profit/loss for the year	58,912	77,359	74,561	210,832	40,693	204,475	78,732	323,900
Assets	13,833,120	8,803,054	2,261,656	24,897,830	13,818,927	6,554,234	2,050,310	22,423,470
Liabilities and equity	13,833,120	8,803,054	2,261,656	24,897,830	13,818,927	6,554,234	2,050,310	22,423,470

Geographical segments
The table below is based on the region where the borrowers reside, according to the domicile of the borrower’s group headquarters.

	2010	2009
(Amounts in EUR 1,000)	Net interest income	Net interest income

Member countries
Denmark	9,407	8,588
Estonia	1,854	1,497
Finland	24,865	18,829
Iceland	4,701	4,476
Latvia	3,834	2,872
Lithuania	1,448	804
Norway	12,952	11,882
Sweden	24,222	22,680

Total, member countries	83,283	71,628

Non-member countries
Africa	2,145	2,247
Asia	9,204	9,359
Europe and Eurasia	11,568	11,659
Latin America	8,276	8,529
Middle East	1,165	1,265

Total, non-member countries	32,358	33,059

Total, net interest income from lending	115,640	104,687

Due to rounding, the total of individual items may differ from the reported sum.

(2) INTEREST INCOME AND INTEREST EXPENSE

(Amounts in EUR 1,000)	2010	2009

Interest income
Cash and cash equivalents	15,675	28,800
Placements with credit institutions for more than 6 months	1,330	2,934
Debt securities	128,952	157,858
Loans outstanding	283,510	412,762
Other interest income	182	684

Total, interest income [1]	429,649	603,038

Interest expense
Short-term amounts owed to credit institutions	3,519	9,355
Long-term amounts owed to credit institutions	1,627	3,276
Short-term repurchase agreements	—	476
Debts evidenced by certificates	776,577	737,855
Swap contracts and other interest expenses, net	-585,723	-366,921

Total, interest expense [2]	195,999	384,040

[1]	Including interest income of financial assets recognised at amortised cost EUR 381,433 (530,433) thousand.

[2]	Including interest expense of financial liabilities recognised at amortised cost EUR 195,988 (383,564) thousand.

(3) COMMISSION INCOME AND FEES RECEIVED

(Amounts in EUR 1,000)	2010	2009

Commitment fees	2,428	1,464
Loan disbursement fees	8,458	7,062
Guarantee commissions	70	93
Premiums on prepayments of loans	792	31
Commissions on lending of securities	323	259

Total, commission income and fees received	12,070	8,909

(4) NET PROFIT/LOSS ON FINANCIAL OPERATIONS
Net profit/loss on financial operations included in profit or loss for the period in the table below are presented in the statement of comprehensive income as follows:

(Amounts in EUR 1,000)	2010	2009

Bonds in trading portfolio, realised gains and losses	4,077	3,952
Floating Rate Notes in trading portfolio, realised gains and losses	2,224	-5,066
Derivatives in trading portfolio, realised gains and losses	-5,717	1,892

Financial instruments in trading portfolio, realised gains and losses, total	584	777
Bonds in trading portfolio, unrealised gains and losses [1]	164	6,379
Floating Rate Notes in trading portfolio, unrealised gains and losses [3]	22,698	120,598
Derivatives in trading portfolio, unrealised gains and losses [2]	3,735	8,501
Commercial paper in trading portfolio, unrealised gains and losses [1]	-171	264

Financial instruments in trading portfolio, unrealised gains and losses, total	26,427	135,742
Adjustment in fair value of hedged loans [2]	48,331	-892
Adjustment in fair value of derivatives hedging loans [2]	-47,676	-1,839
Adjustment in fair value of hedged debts evidenced by certificates [2]	-485,373	325,607
Adjustment in fair value of derivatives hedging debts evidenced by certificates [2]	489,746	-285,215

Adjustment to hedge accounting, unrealised gains and losses of fair value hedges, total	5,029	37,661
Repurchase of NIB bonds, other items	7,277	3,574

Total, net profit/loss on financial operations	39,317	177,754

[1]	Fair value is determined according to market quotes for identical instruments (Level 1).

[2]	Fair value adjustment is determined using valuation techniques with observable market inputs (Level 2).

[3]	The fair value adjustments are mainly determined using market quotes for identical instruments (Level 1). Regarding the fair value measurements of treasury claims, these have been determined using valuation techniques with unobservable market inputs (Level 3).

(5) GENERAL ADMINISTRATIVE EXPENSES

(Amounts in EUR 1,000)	2010	2009

Staff costs	21,728	21,137
Wages and salaries	17,693	17,249
Social security costs	421	374
Other staff costs	3,614	3,514
Pension premiums in accordance with the Finnish state pension system	4,131	4,109
Other pension premiums	1,374	1,330
Office premises costs	1,304	1,262
ICT costs	2,538	2,403
Other general administrative expenses	7,852	7,389
Cost coverage, NDF and NEFCO	-835	-800
Cost coverage, rental income and other administrative income	-596	-609

Total	37,496	36,221

Host country reimbursement according to agreement with the Finnish Government	-6,115	-5,620

Net	31,381	30,601

Remuneration to the auditors
Audit fee [1] [2]	133	254
Other audit-related service fee	—	4

Total remuneration	133	258

[1]	The cost of issuing comfort letters and certificates in relation to the borrowing operations of the Bank is included in the audit fee.

[2]	The audit fees for 2009 include EUR 209 thousand paid to KPMG and EUR 45 thousand to Ernst & Young.

	2010	2009

Average number of employees [1]	173	173
Average age of employees	45	44
Average period (years) of employment	10	10

Distribution by gender at year-end
All employees
Females	82	88
Males	89	90
Management Committee (including the President)
Females	1	1
Males	6	6
Professional staff
Females	51	53
Males	73	73
Clerical staff
Females	30	34
Males	10	11

[1]	The figures comprise staff in permanent positions including the President.

Compensation for the Board of Directors, the Control Committee, the President and the Management Committee
Compensation for the Board of Directors (BoD) and the Control Committee (CC) is set by the Board of Governors (BoG). The compensation consists of a fixed annual remuneration and an attendee allowance. The members of the BoD and the CC are also entitled to the reimbursement of travel and accommodation expenses and a daily allowance in accordance with the Bank’s travel policy.
The BoD makes decisions concerning the appointment and the remuneration of the President. The President is appointed on a fixed-term contract for five years at a time as a rule, but prolongation of the existing contract can also be made for a shorter period. The President decides upon the employment of the Management Committee (MC) members. The members of the MC are normally employed for an indefinite period of time. The period of notice is six months. The President is authorised by the BoD to make decisions as regards compensation within the scope of the Staff Policy, Staff Regulations and the Financial Plan. The remuneration package for the members of the MC includes a fixed base salary and customary taxable benefits, which are in principle the same for all staff on the managerial level. In addition to this remuneration package, the members of the MC enjoy other benefits common to all staff (health care, supplementary group pension, insurance coverage and staff loans). The Bank can pay performance premiums of up to three months’ salary for excellent and extraordinary performance. The percentage available for performance premiums is determined annually. For 2010, a total of 3% of the estimated salary costs was available. All personnel are eligible for performance premiums.
Compensation for the BoD, the CC, the President and the MC is presented in the table below:

	2010	2009
	Compensation/	Compensation/
(Amounts in EUR)	Taxable income	Taxable income

Board of Directors
Chairman
annual remuneration	13,258	13,258
attendee allowance	1,473	1,505
Other Directors and Alternates (15 persons)
annual remuneration	76,245	75,136
attendee allowance	10,368	9,216
Control Committee
Chairman
annual remuneration	4,375	4,375
attendee allowance	430	430
Other members (9 persons)
annual remuneration	15,581	15,719
attendee allowance	3,456	2,880
President	465,990	450,214
Members of the Management Committee (6 persons)	1,791,192	1,677,744
Pension obligations
NIB is responsible for arranging the pension security for its employees. The current pension arrangement consists of pensions based on the Finnish state pension system (VaEL Pension) as the basis for the pension benefits. The VaEL Pension is calculated on the basis of the employee’s annual pensionable income and the applicable age-linked pension accrual rate. The employer’s pension contribution in 2010 was 17.8% of the pensionable income. The employee’s pension contribution was either 4.5% or 5.7%, depending on the employee’s age. NIB pays this contribution for the permanent staff and it is taxed as a benefit for the employee.

In addition to the VaEL Pension, the Bank has taken out a supplementary group pension insurance policy for all its permanently employed staff, including the President. This pension insurance is based on the principle of a defined contribution. The insurance premium, 6.5%, is calculated on the basis of the employee’s taxable income and paid until the age of 63.
Pension premiums paid for the President amounted to EUR 218,250 of which EUR 108,742 comprised supplementary pension premiums. The corresponding figures for the MC members were EUR 586,719 and EUR 190,976.
Staff loans
Staff loans can be granted to permanently employed staff members who have been employed by the Bank for a period of at least one year. The staff loans are granted by a commercial bank, subject to a recommendation from NIB.
At present, the maximum loan amount is EUR 200,000. The employee pays interest on the loan in accordance with the official base rate established by the Ministry of Finance in Finland (1.25% in July—December 2010). The same interest rates, terms and conditions are applicable to all the employees of the Bank, including the President and the MC members.
As of 31 December 2010, there were no staff loans to the President or the MC members outstanding (-).
Additional benefits for expatriates
Professional staff (including Management Committee members) who move to Finland for the sole purpose of taking up employment in the Bank, are entitled to certain expatriate benefits, such as an expatriate allowance and a spouse/family allowance. In addition, NIB assists the expatriate, e.g., in finding accommodation, usually by renting a house or a flat in its own name. The staff member reimburses the Bank a part of the rent, which equals to at least the tax value of the accommodation benefit established annually by the Finnish National Board of Taxes.
Rental agreement
NIB owns its headquarters office building in Helsinki. The building’s total area is 18,500 m2. The Bank rents office space totalling 1,842 m2 adjacent to its main office building. Furthermore, the Bank rents office space totalling 459 m2 in the Nordic countries, Beijing and Moscow. A total of 2,196 m2 is rented to external parties.

(6) IMPAIRMENT OF LOANS

(Amounts in EUR 1,000)	2010	2009

Credit losses from loans	—	16,630
Credit losses on receivables from defaulted lending counterparties	600	3,950
Allowances for impairment net change	38,820	39,631
Reversals of previously recorded allowances for credit losses	-931	-17,700

Impairment of loans and other assets	38,489	42,511
See also Note 8.

(7) FINANCIAL PLACEMENTS
The debt securities were issued by the following counterparties:

(Amounts in EUR million)	2010	2009

Governments	1,501	1,266
Public institutions	117	139
Other	3,457	4,254

Total, debt securities	5,075	5,659
The distribution of the Bank’s debt security portfolios was as follows:

	Book value		Fair value
(Amounts in EUR million)	2010	2009	2010	2009

Trading portfolio	2,685	3,298	2,685	3,298
Held-to-maturity portfolio	2,390	2,361	2,409	2,390

Total, debt securities	5,075	5,659	5,094	5,689
Of these debt securities, EUR 2,568 (2,658) million is at fixed interest rates and EUR 2,507 (3,002) million at floating interest rates.
Reclassified securities
The Bank reclassified financial assets out of the held for trading portfolio to the held-to-maturity portfolio during 2008 because these assets are no longer held for the purpose of being sold in the near term. At the same time, assets recognised among cash and cash equivalents became financial placements and are not included in net liquidity. All the reclassifications took place at the fair value at the date of reclassification. The reclassified cost will be amortised over the instrument’s expected remaining lifetime through interest income using the effective interest method.

				1 Sep
(Amounts in EUR million)	2010	2009	2008	2008

Book value	505	606	684	762
Fair value	483	585	630	715
Unrecognised adjustments to fair value	-22	-21	-54	-47

(Amounts in EUR million)	2010	2009	2008

Recognised interest income due to reclassification	-8.6	-8.6	-1.5
Change in unrecognised adjustment to fair value	-0.2	32.6	-7.3
Impact on profit if the reclassification had not been implemented	-8.7	24.0	-8.8

(8) LOANS OUTSTANDING AND GUARANTEE COMMITMENTS
Loans outstanding were distributed as follows over the Bank’s three loan facilities:

(Amounts in EUR million)	2010	2009

Ordinary Loans
Investment loans in the member countries	10,920	10,841
Investment loans in other countries	486	429
Regional loans in the Nordic countries	6	9
Adjustment to hedge accounting	97	46

Total	11,508	11,325

Project Investment Loans (PIL)
Africa	237	244
Asia	943	916
Europe and Eurasia	373	506
Latin America	522	563
Middle East	94	102
Adjustment to hedge accounting	—	2

Total	2,170	2,334

Environmental Investment Loans (MIL)	93	104

Total, loans outstanding	13,771	13,763
The figure for loans outstanding, EUR 13,771 (13,763) million, includes medium-term notes (MTN) of EUR 1,828 (1,929) million. These are held at amortised cost unless they form a part of a qualifying hedging relationship with a derivative. In a hedge accounting relationship, the MTNs are recognised at fair value.
Loans outstanding at floating interest rates amounted to EUR 12,215 (12,476) million, while those at fixed interest rates amounted to EUR 1,459 (1,238) million. The nominal amount of the guarantee commitments under Ordinary Lending totalled EUR 8.3 (12.5) million as of 31 December 2010.
Impairment of loans and lending claims
A total of EUR 152.0 (101.3) million has been deducted from the Bank’s loans outstanding and from lending claims in “other assets”. All allowances for impairment were specific allowances. The Bank recorded no collective allowances for impairments. On 31 December 2010, lending claims worth EUR 0.4 million were converted into debt securities under the item “financial placements” in the statement of financial position. On 31 December 2009, loans worth EUR 8.6 million were converted into investment property and shares under the item “Other financial placements” in the statement of financial position. The following changes in specific allowances for impairment and effects of foreign currency movements are recognised in the statement of comprehensive income under impairment of loans and foreign exchange gains and losses.

Specific allowances for impairment

(Amounts in EUR million)	2010	2009

Balance at 1 January	101.3	79.4
Allowances for impairment	56.6	44.0
Reversals of previously recorded allowances for impairment	-5.9	-22.1

Balance at 31 December	152.0	101.3

See also Note 6.
The distribution of allowances for impairment was as follows:

(Amounts in EUR million)	2010	2009

Distribution by loan facility
Ordinary Loans	73.1	31.9
Project Investment Loans (PIL)
Africa	—	—
Asia	—	—
Europe and Eurasia	9.0	9.2
Latin America	0.2	0.3
Middle East	—	—

Allowances for impairment, loans outstanding	82.4	41.3

Impairment losses on defaulted loan customers, other assets	69.7	59.9

Total	152.0	101.3
As of 31 December 2010 the Bank categorised two loans totalling EUR 22.1 million as non-performing. As of 31 December 2009 the Bank categorised three loans totalling EUR 24.1 million as non-performing.
As of 31 December 2010, loans agreed but not yet disbursed amounted to the following:

(Amounts in EUR million)	2010	2009

Loans agreed but not yet disbursed
Ordinary Loans	646	286
Project Investment Loans	469	417

Environmental Investment Loans	64	63

Total, loans agreed but not yet disbursed	1,179	765

The amounts set forth above for loans agreed but not yet disbursed include loans in considerable amounts, where certain conditions, primarily interest rate conditions, may not yet have been finally approved.
Currency distribution of loans outstanding

		Ordinary		PIL
		loans		loans		Total [1]
(Nominal amounts in EUR million)	2010	2009	2010	2009	2010	2009

Currency
Nordic currencies	3,445	3,325	—	—	3,445	3,325
EUR	6,836	6,981	650	731	7,535	7,771
USD	940	820	1,460	1,578	2,443	2,444
Other currencies	191	152	60	22	251	175

Total	11,412	11,279	2,169	2,331	13,674	13,714

Adjustment to hedge accounting	97	46	—	2	97	49

Total, loans outstanding	11,508	11,325	2,170	2,334	13,771	13,763

[1]	The total amount also includes EUR 93 (104) million in Environmental Investment Loans (MIL).
Sectoral distribution (according to NACE standard)

		2010		2009
(Amounts in EUR million)	2010	Share, in %	2009	Share, in %

Loans outstanding as of 31 December
Manufacturing	4,013	29%	4,277	31%
Energy	4,335	31%	4,113	30%
Transport and communications	1,814	13%	1,976	14%
Trade and services	1,410	10%	1,306	10%
Banking and finance [2]	832	6%	850	6%
Regional loans	6	—	9	—
Other	1,263	9%	1,184	9%

Adjustments to hedge accounting	97	1%	49	0%

Total	13,771	100%	13,763	100%

		2010		2009
(Amounts in EUR million)	2010	Share, in %	2009	Share, in %

Loans disbursed
Manufacturing	378	30%	307	16%
Energy	424	33%	565	29%
Transport and communications	161	13%	407	21%
Trade and services	73	6%	355	18%
Banking and finance [2]	91	7%	75	4%
Other	147	12%	245	13%

Total	1,274	100%	1,954	100%

[2]	Including the Bank’s financial intermediaries.
Distribution of loans outstanding and guarantees by various types of security
The following table shows loans outstanding, including guarantee commitments, distributed by type of security:

(Amounts in EUR million)	Amount	Total amount	Share, in %

As of 31 December 2010
Loans to or guaranteed by governments
Loans to or guaranteed by member countries	340
Loans to or guaranteed by other countries	1,502	1,842	13.5%
Loans to or guaranteed by local authorities in member countries		410	3.0%

Loans to or guaranteed by companies owned 50% or more by member countries or local authorities in member countries		638	4.7%

Loans to or guaranteed by banks		1,034	7.6%
Other loans
Backed by a lien or other security in property	440
With a guarantee from the parent company and other guarantees	1,393
With a negative pledge clause and other covenants	7,913
Without formal security	12	9,758	71.3%

Total		13,683	100.0%

Adjustment to hedge accounting		97

Total, loans outstanding (including guarantees)		13,780

(Amounts in EUR million)	Amount	Total amount	Share, in %

As of 31 December 2009
Loans to or guaranteed by governments
Loans to or guaranteed by member countries	340
Loans to or guaranteed by other countries	1,483	1,823	13.3%
Loans to or guaranteed by local authorities in member countries		361	2.6%

Loans to or guaranteed by companies owned 50% or more by member countries or local authorities in member countries		727	5.3%

Loans to or guaranteed by banks		888	6.5%
Other loans
Backed by a lien or other security in property	461
With a guarantee from the parent company and other guarantees	1,670
With a negative pledge clause and other covenants	7,793
Without formal security	4	9,928	72.3%

Total		13,727	100.0%

Adjustment to hedge accounting		49

Total, loans outstanding (including guarantees)		13,775
According to NIB’s Statutes, the member countries shall cover the Bank’s losses arising from failure of payment in connection with PIL loans up to the following amounts:

	2010		2009
	Amount of	2010	Amount of	2009
(Amount in EUR 1,000)	guarantee	Share, in %	guarantee	Share, in %

Member country
Denmark	377,821	21.0%	377,821	21.0%
Estonia	13,139	0.7%	13,139	0.7%
Finland	344,860	19.2%	344,860	19.2%
Iceland	15,586	0.9%	15,586	0.9%
Latvia	19,058	1.1%	19,058	1.1%
Lithuania	29,472	1.6%	29,472	1.6%
Norway	329,309	18.3%	329,309	18.3%
Sweden	670,755	37.3%	670,755	37.3%

Total	1,800,000	100.0%	1,800,000	100.0%

According to NIB’s Statutes, the member countries shall cover 100% of the Bank’s losses arising from failure of payment in connection with MIL loans up to the following amounts:

	2010		2009
	Amount of	2010	Amount of	2009
(Amount in EUR 1,000)	guarantee	Share, in %	guarantee	Share, in %

Member country
Denmark	70,113	23.4%	70,113	23.4%
Estonia	2,190	0.7%	2,190	0.7%
Finland	51,377	17.1%	51,377	17.1%
Iceland	3,187	1.1%	3,187	1.1%
Latvia	3,176	1.1%	3,176	1.1%
Lithuania	4,912	1.6%	4,912	1.6%
Norway	61,324	20.4%	61,324	20.4%
Sweden	103,720	34.6%	103,720	34.6%

Total	300,000	100.0%	300,000	100.0%

(9) INTANGIBLE ASSETS, TANGIBLE ASSETS (PROPERTY AND EQUIPMENT)
The Bank’s intangible assets amounted to EUR 5.2 (6.7) million.

		Computer
	Computer software	software
	development costs,	development
	total	costs, total
(Amounts in EUR 1,000)	2010	2009

Intangible assets
Acquisition value at the beginning of the year	17,920	15,415
Acquisitions during the year	1,197	2,505
Sales/disposals during the year	—	—
Acquisition value at the end of the year	19,117	17,920

Accumulated amortisation at the beginning of the year	11,216	8,599
Amortisation according to plan for the year	2,742	2,618
Accumulated amortisation on sales/disposals during the year	—	—
Accumulated amortisation at the end of the year	13,958	11,216

Net book value	5,158	6,703
As of 31 December 2010, the historical cost of buildings and land was recognised in the statement of financial position (net of depreciation on the buildings in accordance with the depreciation plan) at EUR 25.7 (26.3) million.
The value of office equipment and other tangible assets is recognised at EUR 6.2 (7.1) million.
2010

		Office
		equipment and
		other tangible
(Amounts in EUR 1,000)	Buildings	assets	Total

Tangible assets
Acquisition value at the beginning of the year	33,739	16,480	50,219
Acquisitions during the year	—	450	450
Sales/disposals during the year	—	-123	-123
Acquisition value at end of the year	33,739	16,807	50,546

Accumulated depreciation at the beginning of the year	7,409	9,353	16,762
Depreciation according to plan for the year	670	1,323	1,993
Accumulated depreciation on sales/disposals during the year	—	-97	-97
Accumulated depreciation at the end of the year	8,079	10,579	18,658

Net book value	25,660	6,228	31,888
On each closing date, the Bank’s assets are assessed to determine whether there is any indication of an asset’s impairment. As of 31 December 2010, there were no indications of impairment of the intangible or tangible assets.

2009

		Office equipment
		and other
(Amounts in EUR 1,000)	Buildings	tangible assets	Total

Tangible assets
Acquisition value at the beginning of the year	33,739	15,731	49,471
Acquisitions during the year	—	814	814
Sales/disposals during the year	—	-65	-65
Acquisition value at the end of the year	33,739	16,480	50,219

Accumulated depreciation at the beginning of the year	6,739	7,625	14,364
Depreciation according to plan for the year	670	1,786	2,456
Accumulated depreciation on sales/disposals during the year	—	-58	-58
Accumulated depreciation at the end of the year	7,409	9,353	16,762

Net book value	26,331	7,127	33,457

(10) DEPRECIATION

(Amounts in EUR 1,000)	2010	2009

Intangible assets	2,742	2,618
Tangible assets	1,993	2,456
Buildings	670	670
Office equipment	1,322	1,786

Total	4,735	5,074

(11) OTHER ASSETS
Derivatives are included in “Other assets”.

(Amounts in EUR million)	2010	2009

Interest rate swaps [1]	10,419	10,970
Currency swaps [2]	19,655	16,682

Total, nominal amount	30,075	27,653
Netting of nominal amount per derivative	-28,325	-26,667

Derivative receivables, net	1,750	986
Adjustment to hedge accounting and changes in fair value of non-hedging derivatives	968	478

Derivative instruments	2,718	1,464
Receivables from defaulted counterparties	32	19
Other	5	10

Total	2,755	1,493

[1]	Interest rate swaps at floating interest rates EUR 1,975 (2,837) million and fixed interest rates EUR 8,444 (8,133) million.

[2]	Currency swaps at floating interest rates EUR 11,573 (9,379) million and fixed interest rates EUR 8,082 (7,303) million.
Derivatives are carried at fair value in the statement of financial position net per contract. Thus, swap contracts with a positive net fair value are recognised in the statement of financial position under “Other assets”, while swap contracts with a negative net fair value are recognised under “Other liabilities”.

(12) DEBTS EVIDENCED BY CERTIFICATES AND SWAPS
At year-end, the Bank’s borrowings evidenced by certificates were distributed among the currencies shown in the table below. The table also demonstrates the distribution of borrowings by currency on an after-swap nominal basis.

			Swap contracts
	Borrowing		payable/receivable		Net currency
(Amounts in EUR million)	2010	2009	2010	2009	2010	2009

Currency
USD	9,011	8,564	-5,989	-5,117	3,023	3,447
JPY	2,332	1,992	-2,278	-1,943	54	49
AUD	1,982	1,179	-1,982	-1,179	—	—
GBP	1,636	1,880	-1,634	-1,852	2	27
EUR	1,479	1,541	9,927	9,373	11,406	10,914
Nordic currencies	772	608	2,792	2,726	3,563	3,334
Other currencies	1,864	1,852	-1,668	-1,725	197	126

Total	19,076	17,614	-832	283	18,244	17,897

Adjustment to hedge accounting and changes in fair value of non-hedging derivatives	868	383	-770	-325	99	58

Total, borrowing outstanding	19,944	17,998	-1,601	-43	18,343	17,955
The table set forth above includes 282 (305) borrowing transactions in the equivalent amount of EUR 10,059 (9,030) million entered into under the Bank’s euro medium-term note programme, 9 (10) borrowing transactions in the equivalent amount of EUR 6,822 (6,519) million under the Bank’s US medium-term note programmes and 14 (12) borrowing transactions in the equivalent amount of EUR 1,632 (1,366) million under the Bank’s Australian medium-term note programme. There where no borrowing transactions outstanding under the Bank’s Swedish medium-term note programme during the years 2009 and 2010. The Bank has established a EUR 2,000 million commercial paper programme in Europe and another USD 600 million programme in the United States.
Of debt securities issued, the amount of EUR 2,465 (2,085) million is at floating interest rates, while EUR 16,380 (15,308) million is at fixed interest rates. Of the other borrowing transactions, the amount of EUR 87 (94) million is at floating interest rates, while EUR 144 (127) million, is at fixed interest rates.

(13) OTHER LIABILITIES
Derivatives are included in “Other liabilities”:

(Amounts in EUR million)	2010	2009

Interest rate swaps [1]	10,390	10,942
Currency swaps [2]	18,849	16,991

Total, nominal amount	29,239	27,933
Netting of nominal amount per derivative	-28,320	-26,662

Derivative payables, net	919	1,271
Adjustment to hedge accounting and changes in fair value of non-hedging derivatives	198	153

Derivative instruments	1,117	1,424
Other	6	8

Total	1,122	1,432

[1]	Interest rate swaps at floating interest rates EUR 8,687 (9,446) million and fixed interest rates EUR 1,703 (1,496) million.

[2]	Currency swaps at floating interest rates EUR 18,588 (16,781) million and fixed interest rates EUR 261 (210) million.
Derivatives are carried at fair value in the statement of financial position net per contract. Thus, swap contracts with a positive net fair value are recognised in the statement of financial position under “Other assets”, while swap contracts with a negative net fair value are recognised under “Other liabilities”.

(14) AUTHORISED CAPITAL—PAID-IN CAPITAL
The member countries’ portions of authorised capital are as follows:

		Share, in		Share, in
(Amounts in EUR million)	2010	%	2009	%

Member country
Denmark	881.1	21.3	881.1	21.3
Estonia	30.2	0.7	30.2	0.7
Finland	765.8	18.5	765.8	18.5
Iceland	38.6	0.9	38.6	0.9
Latvia	43.9	1.1	43.9	1.1
Lithuania	67.8	1.6	67.8	1.6
Norway	793.1	19.1	793.1	19.1
Sweden	1,521.4	36.7	1,521.4	36.7

Total	4,141.9	100.0	4,141.9	100.0

In June 2010, the Board of Governors decided to increase the Bank’s authorised capital by EUR 2 billion to EUR 6,141.9 million. The capital increase came into force on 16 February 2011 after all member countries had confirmed the increase. The increase will be allocated to the callable portion of the authorised capital stock.
The member countries’ portions of paid-in capital are as follows:

		Share, in		Share, in
(Amounts in EUR million)	2010	%	2009	%

Member country
Denmark	89.2	21.3	89.2	21.3
Estonia	3.1	0.7	3.1	0.7
Finland	74.4	17.8	74.4	17.8
Iceland	3.9	0.9	3.9	0.9
Latvia	4.4	1.1	4.4	1.1
Lithuania	6.9	1.6	6.9	1.6
Norway	77.1	18.4	77.1	18.4
Sweden	159.5	38.1	159.5	38.1

Total	418.6	100.0	418.6	100.0

(15) STATUTORY RESERVE AND CREDIT RISK FUNDS
At the end of 2010, the Statutory Reserve amounted to EUR 683.0 million, or 16.5% of the Bank’s authorised capital of EUR 4,141.9 million.
The General Credit Risk Fund recognised in “Equity” is built up by means of allocations from prior years’ profits. This fund is established to cover unidentified, exceptional credit losses. The Statutory Reserve and the General Credit Risk Fund together constitute the Bank’s general reserves. The General Credit Risk Fund amounted to EUR 550.8 million in 2010.
In accordance with its Statutes, the Bank has a Special Credit Risk Fund for the Project Investment Loan facility (PIL). This fund is primarily designed to cover the Bank’s own risk in respect of this PIL loan facility, which in part is guaranteed by the member countries. In 2010, the fund amounted to EUR 395.9 million. The Bank assumes 100% of any losses under individual PIL loans, up to the amount available at any given time in the Special Credit Risk Fund for PIL. Only after this fund has been fully used can the Board of Directors call the member country guarantees.
Taken together, these credit risk funds (General Credit Risk Fund and Special Credit Risk Fund PIL) amounted to EUR 946.7 million as of 31 December 2010.
As part of the terms and conditions of membership, Estonia, Latvia and Lithuania have, as of 1 January 2005, agreed to pay to the Bank’s reserves altogether the amount of EUR 42.7 million in the same proportion as their share of the subscribed capital. In accordance with individual payment agreements, Estonia and Lithuania have paid their shares of the reserves in full by September 2010, while Latvia is making its semi-annual instalments until 30 September 2012.

(16) COLLATERAL AND COMMITMENTS

Amounts in EUR million	2010	2009

Guarantees issued at nominal amount (Note 8)	8	12
Loans agreed but not yet disbursed (Note 8)	1,179	765
Borrowing commitments	374	—
Collateral provided for staff loans [1]	—	—

Securities as collateral for repurchase agreements [1]	—	—
Callable commitments in financial placements	56	63
Collateral with respect to derivatives exposure
Collateral received [2]	1,341	616
Collateral given [1]	—	—

[1]	Book value.

[2]	Fair value.

(17) FAIR VALUE OF FINANCIAL INSTRUMENTS

	Carrying	Fair	2010	Carrying	Fair	2009
(Amounts in EUR million)	amount	value	Difference	amount	value	Difference

Assets
Cash accounts with banks [1]	14	14	—	9	9	—
Cash equivalents at fair value through profit or loss held for trading [1]	791	791	—	555	555	—
Other cash and cash equivalents held-to-maturity [2]	1,921	1,921	—	410	410	—

Cash and cash equivalents, total	2,726	2,726	—	974	974	—
Placements with credit institutions [2]	130	130	—	85	85	—
Debt securities at fair value through profit or loss held for trading [1] [3]	2,685	2,685	—	3,298	3,298	—
Other debt securities held-to-maturity [1]	2,390	2,409	19	2,361	2,390	29

Debt securities, total	5,075	5,094	19	5,659	5,688	29
Other financial placements available for sale [3]	26	26	—	20	20	—
Hedged loans outstanding in fair value hedging relationships [2]	1,548	1,548	—	1,376	1,376	—
Loans outstanding, other [2]	12,224	12,230	6	12,386	12,397	10

Loans outstanding, total	13,771	13,778	6	13,763	13,773	10
Hedging derivatives at fair value [2]	2,456	2,456	—	1,319	1,319	—
Other derivatives at fair value [2]	262	262	—	145	145	—

Derivatives at fair value, total	2,718	2,718	—	1,464	1,464	—
Receivables from defaulted counterparties at fair value [3]	32	32	—	19	19	—
			26			39

Liabilities
Short-term amounts owed to credit institutions [2]	1,131	1,131	—	452	452	—
Long-term amounts owed to credit institutions [2]	144	144	—	201	201	—
Hedged debt securities issued in fair value hedging relationships [2]	19,555	19,555	—	17,701	17,701	—
Other debt securities issued [2]	155	155	—	74	75	—

Debt securities issued, total	19,710	19,710	—	17,775	17,775	—
Hedged other debt in fair value hedging relationships [2]	232	232	—	222	222	—
Other debt [2]	2	2	—	—	—	—

Other debt, total	234	234	—	222	222	—
Hedging derivatives at fair value [2]	602	602	—	821	821	—
Other derivatives at fair value [2]	515	515	—	603	603	—

Derivatives at fair value, total	1,117	1,117	—	1,424	1,424	—

			—			—

Net			26			39

[1]	The fair value is determined according to market quotes for identical instruments.

[2]	The fair value is determined using valuation techniques with observable market inputs.

[3]	The fair value is determined using valuation techniques with unobservable market inputs.
Financial instruments measured at fair value at the end of the period
The table below analyses financial instruments measured at fair value at the end of the year by the level in the fair value hierarchy into which the fair value measurement is categorised. See Accounting policies, Determination of fair value.

31 Dec 2010 (Amounts in EUR million)	Level 1	Level 2	Level 3

Cash accounts with banks	14
Cash equivalents at fair value through profit or loss held for trading	791
Debt securities at fair value through profit or loss held for trading	2,622		63
Other financial placements available for sale			26
Hedged loans outstanding in fair value hedging relationships		1,548
Derivatives		2,718
Receivables from defaulted counterparties			32	[1]

Financial assets measured at fair value, total	3,427	4,266	121

Hedged debt securities issued in fair value hedging relationships		19,555
Hedged other debt in fair value hedging relationships		232
Derivatives		1,117

Financial liabilities measured at fair value, total		20,904

31 Dec 2009 (Amounts in EUR million)	Level 1	Level 2	Level 3

Cash accounts with banks	9
Cash equivalents at fair value through profit or loss held for trading	555
Debt securities at fair value through profit or loss held for trading	3,298
Other financial placements available for sale			20	[2]
Hedged loans outstanding in fair value hedging relationships		1,376
Derivatives		1,464
Receivables from defaulted counterparties			19	[1]

Financial assets measured at fair value, total	3,862	2,840	39

Hedged debt securities issued in fair value hedging relationships		17,701
Hedged other debt in fair value hedging relationships		222
Derivatives		1,424

Financial liabilities measured at fair value, total		19,347

[1]	Receivables from defaulted treasury counterparties are measured at fair value. Receivables from defaulted lending counterparties are measured at cost minus impairment.

[2]	Including transfer of loans EUR 9 million to other financial placements.

(18) MATURITY PROFILE
The table set forth below presents assets and liabilities according to their remaining maturities, calculated from closing date to maturity date. The possibility of prepayments is taken into consideration regarding derivative contracts and borrowing transactions. Loans outstanding, however, are reported according to the latest possible repayment date. Those assets and liabilities that do not have a contractual maturity date, as well as all value adjustments, are recognised in the “Undefined” column. See also Notes 11 and 13 and Financial Guidelines and Risk Management, Market Risk.
2010

		Over 3	Over 6		Over 5
		months	months	Over 1	years
		and up	and up	year and	and up
	Up to and	to and	to and	up to and	to and	Over
	including	including	including	including	including	10
(Amounts in EUR million)	3 months	6 months	1 year	5 years	10 years	years	Undefined	Total

Assets
Cash and cash equivalents	2,710	—	16	—	—	—	—	2,726
Financial placements
Placements with credit institutions	60	35	33	—	—	—	3	130
Debt securities	423	256	532	2,848	804	279	-67	5,075
Other	—	—	—	—	—	—	26	26

	483	291	565	2,848	804	279	-38	5,231

Loans outstanding	204	252	934	6,025	5,015	1,245	97	13,771
Intangible assets	—	—	—	—	—	—	5	5
Tangible assets	—	—	—	—	—	—	32	32
Other assets
Derivatives
Receivables	3,446	293	143	12,297	3,451	2,575	968	23,173
Payables	-3,018	-239	-125	-11,781	-2,998	-2,294	—	-20,455

	428	54	18	515	453	281	968	2,718
Other assets	—	—	—	—	—	—	37	37
Payments to the Bank’s reserves, receivable	—	—	—	—	—	—	5	5
Accrued interest and fees receivable	—	—	—	—	—	—	372	372

Total assets	3,825	597	1,532	9,388	6,272	1,805	1,479	24,898

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	1,125	6	—	—	—	—	—	1,131
Long-term	60	35	49	—	—	—	—	144

	1,185	41	49	—	—	—	—	1,275

		Over 3	Over 6		Over 5
		months	months	Over 1	years
		and up	and up	year and	and up
	Up to and	to and	to and	up to and	to and	Over
	including	including	including	including	including	10
(Amounts in EUR million)	3 months	6 months	1 year	5 years	10 years	years	Undefined	Total

Debts evidenced by certificates	3,865	568	1,258	10,184	2,737	465	868	19,944
Other liabilities
Derivatives
Receivables	-831	-153	-936	-3,968	-1,573	-407	—	-7,869
Payables	916	187	1,019	4,323	1,867	472	201	8,985

	85	34	83	355	294	65	201	1,117
Other liabilities	—	—	—	—	—	—	6	6
Accrued interest and fees payable	—	—	—	—	—	—	294	294

Total liabilities	5,134	643	1,390	10,539	3,031	529	1,370	22,636

Equity	—	—	—	—	—	—	2,262	2,262

Total liabilities and equity	5,134	643	1,390	10,539	3,031	529	3,632	24,898

Net during the period	-1,310	-46	143	-1,151	3,241	1,275	-2,152	—
Cumulative net during the period	-1,310	-1,356	-1,213	-2,364	877	2,152	—	—
Guarantee commitments	—	—	—	8	—	—	—	8
2009

		Over 3	Over 6		Over 5
		months	months	Over 1	years
		and up	and up	year and	and up
	Up to and	to and	to and	up to and	to and	Over
	including	including	including	including	including	10
(Amounts in EUR million)	3 months	6 months	1 year	5 years	10 years	years	Undefined	Total

Assets
Cash and cash equivalents	876	68	30	—	—	—	—	974
Financial placements
Placements with credit institutions	27	8	48	—	—	—	2	85
Debt securities	778	497	427	3,051	690	297	-81	5,659
Other	—	—	—	—	—	—	20	20

	805	505	475	3,051	690	297	-59	5,764

Loans outstanding	218	296	694	5,815	5,466	1,226	49	13,763
Intangible assets	—	—	—	—	—	—	7	7
Tangible assets	—	—	—	—	—	—	33	33
Other assets
Derivatives
Receivables	593	934	2,765	9,078	3,502	2,511	479	19,862
Payables	-511	-909	-2,730	-8,779	-3,137	-2,332	—	-18,398

	81	25	35	299	365	179	479	1,464

		Over 3	Over 6		Over 5
		months	months	Over 1	years
		and up	and up	year and	and up
	Up to and	to and	to and	up to and	to and	Over
	including	including	including	including	including	10
(Amounts in EUR million)	3 months	6 months	1 year	5 years	10 years	years	Undefined	Total

Other assets	—	—	—	—	—	—	29	29
Payments to the Bank’s reserves, receivable	—	—	—	—	—	—	18	18
Accrued interest and fees receivable	—	—	—	—	—	—	372	372

Total assets	1,979	894	1,233	9,165	6,521	1,703	928	22,423

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	445	7	—	—	—	—	—	452
Long-term	57	67	77	—	—	—	—	201

	502	74	77	—	—	—	—	653

Debts evidenced by certificates	857	1,522	2,578	9,415	2,668	575	383	17,998
Other liabilities
Derivatives
Receivables	-56	-520	-982	-4,665	-1,538	-508	—	-8,268
Payables	65	641	1,046	5,318	1,832	633	158	9,692

	10	121	63	653	294	125	158	1,424
Other liabilities	—	—	—	—	—	—	8	8
Accrued interest and fees payable	—	—	—	—	—	—	291	291

Total liabilities	1,369	1,716	2,718	10,067	2,963	701	839	20,373

Equity	—	—	—	—	—	—	2,050	2,050

Total liabilities and equity	1,369	1,716	2,718	10,067	2,963	701	2,890	22,423

Net during the period	611	-823	-1,485	-902	3,558	1,002	-1,962	—
Cumulative net during the period	611	-212	-1,697	-2,599	960	1,962	—	—
Guarantee commitments	—	—	—	12	—	—	—	12

(19) INTEREST RATE RISK
Interest rate risk is the impact that fluctuations in market interest rates can have on the value of the Bank’s interest-bearing assets and liabilities and on the interest income recognised in the statement of comprehensive income. The table below provides information on the extent of the Bank’s interest rate exposure. The assets and liabilities are grouped into brackets defined by their time to maturity or the date of the interest rate adjustment. The difference, or gap, between assets and liabilities in each time bracket makes the Bank sensitive to interest rate fluctuations. See also Financial Guidelines and Risk Management, Market Risk.
2010

		Over 3	Over 6	Over 1	Over 5
		months	months	year and	years
	Up to	and up	and up	up to	and up
	and	to and	to and	and	to and	Over
	including	including	including	including	including	10
(Amounts in EUR million)	3 months	6 months	1 year	5 years	10 years	years	Undefined	Total

Assets
Cash and cash equivalents	2,710	—	16	—	—	—	—	2,726
Financial placements
Placements with credit institutions	60	35	33	—	—	—	3	130
Debt securities	2,652	119	175	1,234	682	279	-67	5,075
Other	—	—	—	—	—	—	26	26

	2,712	154	208	1,234	682	279	-38	5,231

Loans outstanding	5,595	6,551	143	555	472	358	97	13,771
Intangible assets	—	—	—	—	—	—	5	5
Tangible assets	—	—	—	—	—	—	32	32
Other assets
Derivatives
Receivables [1]	12,543	4,191	999	8,591	2,429	1,321	968	31,042
Other assets	—	—	—	—	—	—	37	37
Payments to the Bank’s reserves, receivable	—	—	—	—	—	—	5	5
Accrued interest and fees receivable	—	—	—	—	—	—	372	372

Total assets	23,559	10,897	1,366	10,380	3,583	1,958	1,479	53,222

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	1,125	6	—	—	—	—	—	1,131
Long-term	60	35	49	—	—	—	—	144

	1,185	41	49	—	—	—	—	1,275

Debts evidenced by certificates	4,797	999	1,190	9,340	2,497	252	868	19,944
Other liabilities Derivatives Payables [1]	21,281	6,112	55	871	534	385	201	29,441

		Over 3	Over 6	Over 1	Over 5
		months	months	year and	years
	Up to	and up	and up	up to	and up
	and	to and	to and	and	to and	Over
	including	including	including	including	including	10
(Amounts in EUR million)	3 months	6 months	1 year	5 years	10 years	years	Undefined	Total

Other liabilities	—	—	—	—	—	—	6	6
Accrued interest and fees payable	—	—	—	—	—	—	294	294

Total liabilities	27,263	7,153	1,294	10,211	3,031	637	1,370	50,960

Equity	—	—	—	—	—	—	2,262	2,262

Total liabilities and equity	27,263	7,153	1,294	10,211	3,031	637	3,632	53,222

Net during the period	-3,704	3,744	72	169	551	1,321	-2,152	—
Cumulative net during the period	-3,704	40	112	280	832	2,152	—	—
Guarantee commitments	—	—	—	8	—	—	—	8
2009

		Over 3	Over 6	Over 1	Over 5
		months	months	year and	years
	Up to	and up	and up	up to	and up
	and	to and	to and	and	to and	Over
	including	including	including	including	including	10
(Amounts in EUR million)	3 months	6 months	1 year	5 years	10 years	years	Undefined	Total

Assets
Cash and cash equivalents	876	68	30	—	—	—	—	974
Financial placements
Placements with credit institutions	27	8	48	—	—	—	2	85
Debt securities	3,390	125	189	1,219	521	297	-81	5,659
Other	—	—	—	—	—	—	20	20

	3,416	133	237	1,219	521	297	-59	5,764

Loans outstanding	5,251	6,729	598	376	560	200	49	13,763
Intangible assets	—	—	—	—	—	—	7	7
Tangible assets	—	—	—	—	—	—	33	33
Other assets
Derivatives
Receivables [1]	8,422	4,947	2,065	8,468	2,414	1,336	479	28,130
Other assets	—	—	—	—	—	—	29	29
Payments to the Bank’s reserves, receivable	—	—	—	—	—	—	18	18
Accrued interest and fees receivable	—	—	—	—	—	—	372	372

Total assets	17,965	11,877	2,930	10,063	3,495	1,834	928	49,090

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term	445	7	—	—	—	—	—	452
Long-term	57	67	77	—	—	—	—	201

	502	74	77	—	—	—	—	653

		Over 3	Over 6	Over 1	Over 5
		months	months	year and	years
	Up to	and up	and up	up to	and up
	and	to and	to and	and	to and	Over
	including	including	including	including	including	10
(Amounts in EUR million)	3 months	6 months	1 year	5 years	10 years	years	Undefined	Total

Debts evidenced by certificates	1,575	1,909	2,417	8,958	2,493	262	383	17,998
Other liabilities
Derivatives
Payables [1]	18,568	7,675	25	764	505	396	158	28,091
Other liabilities	—	—	—	—	—	—	8	8
Accrued interest and fees payable	—	—	—	—	—	—	291	291

Total liabilities	20,646	9,658	2,519	9,721	2,998	658	839	47,040

Equity	—	—	—	—	—	—	2,050	2,050

Total liabilities and equity	20,646	9,658	2,519	9,721	2,998	658	2,890	49,090

Net during the period	-2,681	2,218	411	341	497	1,175	-1,962	—
Cumulative net during the period	-2,681	-462	-52	289	787	1,962	—	—
Guarantee commitments	—	—	—	12	—	—	—	12

[1]	Swaps are not netted.

(20) CURRENCY RISK
NIB’s operations are mostly in euro and US dollars. The table below shows the net of assets and liabilities of the major currencies. See also Financial Guidelines and Risk Management, Market Risk.
Net currency position as of 31 December 2010:

							Fair value
							adjustments
						Other	and swap
(Amounts in EUR million)	EUR	USD	GBP	JPY	SEK	currencies	netting	Total

Assets
Cash and cash equivalents	2,491	118	1	1	45	70	—	2,726
Financial placements
Placements with credit institutions	130	—	—	—	—	—	—	130
Debt securities	4,448	626	—	—	—	1	—	5,075
Other financial placements	26	—	—	—	—	—	—	26

	4,604	626	—	—	—	1	—	5,231
Loans outstanding	7,535	2,443	1	53	1,900	1,741	97	13,771
Intangible assets	5	—	—	—	—	—	—	5
Tangible assets	32	—	—	—	—	—	—	32
Other assets
Derivatives	-9,927	5,989	1,634	2,279	-1,762	2,618	1,886	2,718
Other assets	5	11	—	—	—	21	—	37

	-9,921	5,999	1,634	2,279	-1,762	2,639	1,886	2,755
Payments to the Bank’s reserves, receivable	5	—	—	—	—	—	—	5
Accrued interest and fees receivable	124	126	22	15	10	95	-20	372

Total assets	4,876	9,313	1,658	2,347	193	4,547	1,963	24,898

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions	951	180	—	—	—	—	—	1,131
Long-term amounts owed to credit institutions	144	—	—	—	—	—	—	144

	1,095	180	—	—	—	—	—	1,275
Debts evidenced by certificates
Debt securities issued	1,417	8,936	1,636	2,240	186	4,429	865	19,710
Other debt	62	75	—	92	—	2	3	234

	1,479	9,011	1,636	2,332	186	4,431	868	19,944
Other liabilities
Derivatives	—	—	—	—	—	—	1,117	1,117
Other liabilities	6	—	—	—	—	—	—	6

	6	—	—	—	—	—	1,117	1,122
Accrued interests and fees payable	59	119	22	15	7	93	-20	294

Total liabilities	2,638	9,310	1,658	2,347	193	4,525	1,965	22,636

							Fair value
							adjustments
						Other	and swap
(Amounts in EUR million)	EUR	USD	GBP	JPY	SEK	currencies	netting	Total

Equity	2,051	—	—	—	—	—	—	2,051

Total liabilities and equity	4,689	9,310	1,658	2,347	193	4,525	1,965	24,687

Net of assets and liabilities as of 31 Dec 2010	187	3	—	1	—	22	-2	211

Net currency position as of 31 December 2009:

							Fair value
							adjustments
						Other	and swap
(Amounts in EUR million)	EUR	USD	GBP	JPY	SEK	currencies	netting	Total

Assets
Cash and cash equivalents	674	282	1	—	5	11	—	974
Financial placements
Placements with credit institutions	80	—	—	—	—	5	—	85
Debt securities	4,939	720	—	—	—	1	—	5,659
Other financial placements	20	—	—	—	—	—	—	20

	5,039	720	—	—	—	6	—	5,764
Loans outstanding	7,771	2,444	1	48	1,783	1,668	49	13,763
Intangible assets	7	—	—	—	—	—	—	7
Tangible assets	33	—	—	—	—	—	—	33
Other assets
Derivatives	-9,414	5,084	1,880	1,951	-1,774	1,992	1,745	1,463
Other assets	10	7	—	—	—	11	—	29

	-9,404	5,091	1,880	1,951	-1,774	2,004	1,745	1,492
Payments to the Bank’s reserves, receivable	18	—	—	—	—	—	—	18
Accrued interest and fees receivable	134	116	32	16	7	91	-23	372

Total assets	4,271	8,652	1,914	2,016	20	3,780	1,770	22,423

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions	438	4	—	—	—	10	—	452
Long-term amounts owed to credit institutions	196	—	—	—	—	5	—	201

	634	4	—	—	—	15	—	653
Debts evidenced by certificates
Debt securities issued	1,479	8,494	1,880	1,902	16	3,623	383	17,775
Other debt	62	69	—	90	—	—	1	222

	1,541	8,564	1,880	1,992	16	3,623	383	17,998
Other liabilities
Derivatives	—	—	—	—	—	—	1,424	1,424
Other liabilities	8	—	—	—	—	—	—	8

	8	—	—	—	—	—	1,424	1,432

							Fair value
							adjustments
						Other	and swap
(Amounts in EUR million)	EUR	USD	GBP	JPY	SEK	currencies	netting	Total

Accrued interests and fees payable	63	108	32	16	4	90	-23	291

Total liabilities	2,246	8,676	1,911	2,008	20	3,728	1,784	20,374
Equity	1,726	—	—	—	—	—	—	1,726

Total liabilities and equity	3,972	8,676	1,911	2,008	20	3,728	1,784	22,100

Net of assets and liabilities as of 31 Dec 2009	299	-24	3	8	—	52	-14	323

(21) AVERAGE STATEMENT OF FINANCIAL POSITION

(Amounts in EUR million)	2010	2009

Assets
Cash and cash equivalents	2,924	1,878
Financial placements
Placements with credit institutions	131	96
Debt securities	5,236	5,060
Other	24	15

	5,391	5,171

Loans outstanding	13,883	13,499
Intangible assets	6	6
Tangible assets	33	34
Other assets
Derivatives	2,314	1,597
Other assets	37	15

	2,351	1,612

Payments to the Bank’s reserves, receivable	11	24

Accrued interest and fees receivable	377	368

Total assets	24,975	22,592

Liabilities and equity
Liabilities
Amounts owed to credit institutions
Short-term amounts owed to credit institutions	1,089	684
Long-term amounts owed to credit institutions	178	142
	1,267	826

Repurchase agreements	—	20

Short-term debt	9	12

Debts evidenced by certificates
Debt securities issued	19,982	17,778
Other debt	238	232

	20,221	18,010
Other liabilities
Derivatives	1,018	1,519
Other liabilities (incl.exchange rate adjustments)	7	7

	1,025	1,526

Accrued interest and fees payable	302	305

Total liabilities	22,824	20,699

Equity	2,151	1,893

Total liabilities and equity	24,975	22,592

The average statement of financial position is calculated on a monthly basis.

(22) RELATED PARTY DISCLOSURES
The Bank provides services to and enters into transactions with the Nordic Development Fund (NDF) and the Nordic Environment Finance Corporation (NEFCO), which have for the most part the same owners as NIB. The following table shows the outstanding balance of amounts owed to NDF and NEFCO and the interest paid during the year. The interest paid to these institutions is at normal commercial rates.

			Amounts owed
	Interest	Interest to	by related	Amounts owed
	from related	related	parties as of 31	to related parties
(Amounts in EUR 1,000)	parties	parties	Dec	as of 31 Dec

2010	—	1,442	65	194,517
2009	—	3,896	112	202,489

Rental income (NDF, NEFCO)
(Amounts in EUR 1,000)	NDF	NEFCO

2010	114	184
2009	114	152

(23) CASH FLOW STATEMENT
Specification of the change in net liquidity on 31 December:

(Amounts in EUR 1,000)	2010	2009
Cash and balances with banks [1]	14,400	9,072
Short-term placements with credit institutions	2,711,170	964,765

Cash and cash equivalents	2,725,570	973,837

Short-term amounts owed to credit institutions	-1,131,200	-452,395

Net liquidity	1,594,370	521,442

Change in net liquidity	1,072,929	-840,249

[1]	Including an initial margin requirement of EUR 2,660 (2,078) thousand for futures on 31 December.

(24) EXCHANGE RATES

	EUR rate on 31 Dec		EUR rate on 31 Dec
	2010		2009

DKK Danish Krone	7.4535		7.4418
EEK Estonian Kroon	15.6466		15.6466
ISK Icelandic Króna	153.1	[1]	178.87	[1]
LVL Latvian Lats	0.7094		0.7093
NOK Norwegian Krone	7.8		8.3
SEK Swedish Krona	8.9655		10.252
ARS Argentine Peso	5.28036	[2]	5.4376	[2]
AUD Australian Dollar	1.3136		1.6008
CAD Canadian Dollar	1.3322		1.5128
CHF Swiss Franc	1.2504		1.4836
CZK Czech Koruna	25.061		26.473
GBP Pound Sterling	0.86075		0.8881
HKD Hong Kong Dollar	10.3856		11.1709
JPY Japanese Yen	108.65		133.16
MXN Mexican Peso	16.5475		18.9223
NZD New Zealand Dollar	1.72		1.9803
PLN Polish Zloty	3.975		4.1045
RUB Russian Rouble	40.82		43.154
SDR Special Drawing Right	0.86232	[3]	0.91893	[2]
SGD Singapore Dollar	1.7136		2.0194
TRY New Turkish Lira	2.0694		2.1547
TWD New Taiwan Dollar	38.72	[2]	45.45	[2]
USD United States Dollar	1.3362		1.4406
ZAR South African Rand	8.8625		10.666

[1]	Reuters closing per 31 December.

[2]	The exchange rate is calculated using the year-end market rate for USD/relevant currency, which then provides the EUR/relevant currency rate.

[3]	IMF’s closing per 30 December 2010.

(25) POST-BALANCE SHEET EVENTS
The Nordic Investment Bank’s authorised capital totals EUR 6,142 million as of 16 February 2011. The decision of the Board of Governors to increase the Bank’s capital base by EUR 2 billion came into force after all member countries confirmed the increase. The capital increase has been allocated to the callable portion of the authorised capital stock.
On 3 March 2011, the Board of Directors reviewed and signed the financial statements.
These financial statements will be submitted for approval to the Annual Meeting of the Board of Governors to be held on 12 May 2011.

Auditors’ reports
INDEPENDENT AUDITORS’ REPORT TO THE CONTROL COMMITTEE OF THE NORDIC INVESTMENT BANK
In our capacity as auditors appointed by the Control Committee of the Nordic Investment Bank we have audited the accompanying financial statements of the Bank, which comprise the statement of financial position as at 31 December 2010, and the statement of comprehensive income, statement of changes in equity and statement of cash flows for the year then ended, and a summary of significant accounting policies and other explanatory notes.
The Board of Directors’ and the President’s responsibility for the financial statements
The Board of Directors and the President are responsible for the preparation and fair presentation of these financial statements in accordance with International Financial Reporting Standards, and for such internal control as they determine is necessary to enable the preparation of financial statements that are free from material misstatement, whether due to fraud or error.
Auditor’s responsibility
Our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit in accordance with International Standards on Auditing. Those standards require that we comply with ethical requirements and plan and perform the audit to obtain reasonable assurance whether the financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the financial statements give a true and fair view of the financial position of the Nordic Investment Bank as of 31 December 2010, and of its financial performance and its cash flows for the year then ended in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Report on the other requirements
In accordance with the Terms of Engagement our audit also included a review of whether the Board of Directors’ and the President’s administration have complied with the Statutes of the Bank. It is our opinion that the administration of the Board of Directors and the President complied with the Statutes of the Bank.
Helsinki, 4 March 2011
Sixten Nyman
Authorised Public Accountant
KPMG Oy Ab
Mannerheimintie 20 B
00100 Helsinki
Finland
Per Gunslev
State Authorised Public Accountant
KPMG, Statsautoriseret Revisionspartnerselskab
Borups Allé 177
2000 Frederiksberg
Denmark

STATEMENT BY THE CONTROL COMMITTEE OF THE NORDIC INVESTMENT BANK ON THE AUDIT OF THE ADMINISTRATION AND ACCOUNTS OF THE BANK
To the Board of Governors of the Nordic Investment Bank
In accordance with section 17 of the Statutes of the Nordic Investment Bank, we have been appointed to ensure that the operations of the Bank are conducted in accordance with its Statutes and to bear responsibility for the audit of the Bank and annually deliver an auditors’ report to the Board of Governors. Having completed our assignment for the year 2010, we hereby submit the following report.
The Control Committee met during the fiscal year as well as after the Bank’s Financial Statements had been prepared, and the Committee performed the control and examination measures considered necessary. The Annual Report of the Bank was examined at a meeting in Helsinki on 4 March 2011. In carrying out its tasks, the Control Committee received such information and carried out such examination measures as it deemed necessary to assess the Bank’s position in regard to its risks. We have also received the Independent Auditors’ Report, submitted on 4 March 2011 by the authorized public accountants appointed by the Control Committee.
Following the audit carried out by the independent auditors, we consider that:
     * The Bank’s operations during the financial year have been conducted in accordance with the Statutes; and that
     * The Financial Statements give a true and fair view of the financial position of the Bank as at 31 December 2010 and of its results and financing in 2010. The Income Statement shows a profit of EUR 210,832,171.72 for the financial period.
We recommend to the Board of Governors that:
     * The allocation of the Bank’s profit for the financial period, as proposed by the Board of Directors, be approved;
     * The Income Statement and the Balance Sheet be adopted; and
     * The Board of Directors and the President be discharged from liability for the administration of the Bank’s operations during the accounting period examined by us.
Helsinki, 4 March 2011
Hannu Riippi
Hans Frode Asmyhr
Per Bisgaard
Alina Brazdilienė
Johan Linander
Tuula Peltonen
Ragnheiður Ríkharðsdóttir
Taavi Rõivas
Viesturs Silenieks
Toomas Vapper